Exhibit 10.1

Execution Version

BARCLAYS

745 Seventh Avenue

New York, NY 10019

February 8, 2017

Ultra Resources, Inc.

400 N. Sam Houston Parkway E., Suite 1200

Houston, Texas 77060

Attn: Chief Financial Officer

$400.0 Million Senior Secured First Lien Revolving Credit Facility

$600.0 Million Senior Secured First Lien Term Loan Credit Facility

$1.4 Billion Unsecured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

Barclays Bank PLC (including any affiliates that may perform its responsibilities hereunder, “Barclays”) and any Additional Lead Arranger that executes a Joinder (a “Joinder”) in a form reasonably acceptable to us and you (Barclays and such Additional Lead Arrangers, the “Commitment Parties”, “we” or “us”) understand that Ultra Resources, Inc., a Wyoming corporation (“you” or the “Borrower”), Ultra Petroleum Corp., a Yukon corporation (“Holdco”) and your subsidiaries (together with the Borrower and Holdco, the “Debtors”) have filed voluntary petitions to commence cases (the “Chapter 11 Cases”) under Title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) in order to implement a restructuring of the Debtors pursuant to the First Amended Joint Chapter 11 Plan of Reorganization attached hereto as Exhibit A (as amended, supplemented or otherwise modified, the “Approved Plan”; provided that any amendments, in the aggregate, to the Approved Plan that could reasonably be expected to have a material and adverse impact on the Commitment Parties, the terms hereof or the consummation of the transactions contemplated hereby shall require the prior consent of the Commitment Parties; provided further that, unless a Commitment Party has objected to such amendment within ten (10) business days after receipt of written notice thereof, the Commitment Parties shall be deemed to have consented to such amendment).

In order to consummate the Approved Plan, you desire to obtain secured and unsecured financing in an aggregate amount of up to $2.40 billion (consummation of the Approved Plan and such financings, collectively, the “Transactions”), consisting of:

(i) a senior secured first lien revolving credit facility (the “Revolving Credit Facility”) as fully described in Summary of Terms and Conditions attached as Exhibit B (the “RBL Term Sheet”) in an aggregate amount of Four Hundred Million Dollars ($400,000,000) with an initial Borrowing Base of One Billion Dollars ($1,000,000,000); provided that availability under the Revolving Credit Facility shall be subject to the provisions set forth under “Revolving Credit Facility Availability and Maturity” in the RBL Term Sheet;

(ii) a senior secured first lien term loan credit facility (the “Term Loan Credit Facility”) as fully described in Summary of Terms and Conditions attached as Exhibit C (the “Term Loan Term Sheet”) in an aggregate amount of Six Hundred Million Dollars ($600,000,000); and

(iii) senior unsecured notes in a Rule 144A private placement on or prior to the Closing Date yielding at least One Billion and Four Hundred Million Dollars ($1,400,000,000) in gross cash proceeds on or prior to the Closing Date, consisting of (i) Seven Hundred Million Dollars ($700,000,000) in aggregate principal amount of five-year senior unsecured notes (the “Five Year Notes”) and (ii) Seven Hundred Million Dollars ($700,000,000) in aggregate principal amount of eight-year senior unsecured notes (the “Eight Year Notes” and, together with the Five Year Notes, the “Senior Notes”), and/or if and to the extent you cannot issue Senior Notes yielding at least One Billion and Four Hundred Million Dollars ($1,400,000,000) in gross cash proceeds on or prior to the Closing Date, senior unsecured bridge loans under the senior unsecured bridge facilities (collectively, the “Bridge Facility”) as fully described in the Summary of Terms and Conditions attached as Exhibit D (the “Bridge Term Sheet”) in an aggregate amount equal to One Billion and Four Hundred Million Dollars ($1,400,000,000), consisting of (i) a five-year bridge facility (the “Five Year Bridge Facility”) in an aggregate principal amount of Seven Hundred Million Dollars ($700,000,000) less the amount of Five Year Notes, if any, issued on or prior to the Closing Date and (ii) an eight-year bridge facility (the “Eight Year Bridge Facility”) in an aggregate principal amount of Seven Hundred Million Dollars ($700,000,000) less the amount of the Eight Year Notes, if any, issued on or prior to the Closing Date.

As used herein, “Commitment Letter” means this letter together with any Joinders, the RBL Term Sheet, the Term Loan Term Sheet and the Bridge Term Sheet attached hereto; “Credit Facility” means either the Revolving Credit Facility, the Term Loan Credit Facility or the Bridge Facility, or all of them, as the context requires; and “Term Sheets” means the RBL Term Sheet, the Term Loan Term Sheet and the Bridge Term Sheet, or all of them, as the context requires. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Term Sheets or the Approved Plan, as applicable.

1.	Commitments.

In connection with the Transactions, Barclays is pleased to advise you of its commitment to provide the entire amount of the Revolving Credit Facility, the Term Loan Credit Facility and the Bridge Facility.

2.	Titles and Roles; Syndication.

It is agreed that:

(a) Barclays will act as sole lead arranger and sole bookrunner for each Credit Facility (acting in such capacities, the “Lead Arranger”); provided that the Borrower agrees that Barclays may perform its responsibilities hereunder through one or more of its affiliates and (b) Barclays will act as sole administrative agent for each Credit Facility, provided that Barclays may determine in consultation with the Borrower to appoint another institution as administrative agent for the Revolving Credit Facility. You agree that Barclays will have “left” placement in any marketing materials or other documentation used in connection with each Credit Facility. You agree that, except as provided below, no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Fee Letters referred to below) will be paid in connection with the Credit Facility unless you and we shall so reasonably agree.

You shall have the right to appoint, within 10 business days after the date hereof, up to two (2) additional arrangers, agents or managers for the Credit Facilities each of which shall constitute a

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Commitment Party (an “Additional Lead Arranger”) and award such Additional Lead Arrangers or their affiliates titles in a manner and with economics determined by you in consultation with the Lead Arranger (it being understood that, to the extent you appoint any Additional Lead Arranger or confer other titles in respect of the Credit Facilities, (x) each such Additional Lead Arranger or its designated affiliate will assume commitments across the Credit Facilities on a pro rata basis, and will assume a portion of the commitments with respect to such Credit Facilities that is equal to the proportion of the economics allocated to such Additional Lead Arranger (or its relevant affiliates) and the commitments of Barclays, in respect of each Credit Facility, will be permanently reduced ratably by the amount of the commitments of such Additional Lead Arranger (or its relevant affiliates) and (y) upon the execution by such Additional Lead Arranger of a Joinder and, thereafter, each such Additional Lead Arranger (or its relevant affiliate) shall constitute an “Initial Lender” hereunder and under the Arranger Fee Letter; provided that (i) fees will be allocated to each such Additional Lead Arranger on a pro rata basis in respect of the commitments it is assuming or on such other basis as you and the Lead Arranger may agree; (ii) the aggregate economics that may be awarded to the Additional Lead Arrangers in respect of any Credit Facility shall not be equal to or exceed 50% of the aggregate economics of such Credit Facility; and (iii) no Additional Lead Arranger (or its relevant affiliates) shall be awarded any title greater than that awarded to the Lead Arranger.

You hereby agree to use your commercially reasonable efforts to cause a rating from each of Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services LLC to be in effect for the Borrower and the Senior Notes after giving effect to the Transactions, each by the Marketing Period Commencement Date (as defined in Exhibit E). The effectiveness of such ratings shall not constitute a condition precedent to any Commitment Party’s commitments and agreements hereunder.

You agree that Barclays, as the Lead Arranger, shall have no responsibility other than to arrange the syndication of each Credit Facility. As Lead Arranger, Barclays intends and reserves the right to syndicate the Credit Facilities to one or more financial institutions (including Barclays and the other Commitment Parties, the “Lenders”); provided that in no event shall any Lender be (i) a competitor of the Borrower or its subsidiaries (each such person, a “Competitor”) or entity that is engaged in the business of lending in credit facilities similar to the Credit Facility and identified in writing by the Borrower to the Lead Arranger prior to the date hereof and (ii) any Competitor that is identified in writing to the Lead Arranger (if after the date hereof and prior to the Closing Date) or the administrative agent and Lenders under the applicable Credit Facility (if after the Closing Date) (each such person a “Disqualified Institution”); provided, further, that no supplement to the list of persons that are Disqualified Institutions shall have retroactive effect. The administrative agent under any Credit Facility shall have no duty to monitor or enforce the list of Disqualified Institutions. You acknowledge and agree that the commencement of syndication shall occur in the discretion of the Lead Arranger. Except as set forth above regarding naming of Additional Lead Arrangers, the Lead Arranger will lead the syndication, including determining in consultation with you the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Commitment Parties pursuant to the terms of this Commitment Letter and the Arranger Fee Letter. Following consultation with you, the Lead Arranger will determine the final commitment allocations and will notify you of such determinations. You agree to use all commercially reasonable efforts to ensure that the Commitment Parties’ syndication efforts benefit from your existing lending relationships. To facilitate an orderly and Successful Syndication (as defined in the Arranger Fee Letter) of each Credit Facility, you agree that, until the earliest of (i) a Successful Syndication, (ii) 60 days after the Closing Date and (iii) the termination of this Commitment Letter in accordance with Section 9 prior to the Closing Date, no Debtor will offer, syndicate or issue, attempt to offer, syndicate or issue, or announce or authorize the announcement of the offering, syndication or issuance of, any debt facility or any debt security (other than the Credit Facilities and the Senior Notes).

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The Lead Arranger intends to commence syndication efforts promptly, and you agree actively to assist the Lead Arranger in completing syndication satisfactory to you and the Lead Arranger. Such assistance shall include, until the earlier to occur of (x) a Successful Syndication for both Credit Facilities and (y) 60 days after the Closing Date, (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your subsidiaries’ existing lending and investment banking relationships, (B) direct contact between your senior management, representatives and advisors and the proposed Lenders, in all such cases at reasonable times mutually agreed upon, (C) your preparing and providing to the Lead Arranger and the Commitment Parties all customary information with respect to you and your subsidiaries and your and their assets, including all customary financial and reserve information and Projections (as defined below), as the Commitment Parties may reasonably request in connection with the arrangement and syndication of the Credit Facilities and your assistance in the preparation of one or more customary confidential information memoranda (each, a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), and (D) your hosting, with the Commitment Party, of one or more meetings or conference calls of prospective Lenders at times and locations to be mutually agreed. Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (i) compliance with any of the provisions of this Commitment Letter (other than the conditions expressly set forth in Exhibit E attached hereto and in Section 5 hereof and the conditions set forth under “Initial Conditions” in each applicable Term Sheet) and (ii) the commencement and the completion of the syndication of any of the Credit Facilities shall not constitute a condition precedent to the Commitment Parties’ commitments hereunder or to the funding and availability of the Credit Facilities on the Closing Date. For the avoidance of doubt, the only financial statements that shall be required to be provided to the Lead Arrangers or the Commitment Parties in connection with the syndication of the Credit Facilities or otherwise shall be those required to be delivered pursuant to Exhibit E hereto.

3.	Information.

You hereby represent and warrant that (a) all written information, including the Information Materials but excluding the Projections (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the later of (a) the Closing Date and (b) the earlier of (i) Successful Syndication and (ii) 60 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect if such Information or Projections were furnished at such time and such representations were remade, in any material respect, then you will promptly supplement the Information and the Projections so that such representations when remade would be correct, in all material respects, under those circumstances. You understand that in arranging each Credit Facility we may use and rely on the Information and Projections without independent verification thereof.

At the request of the Lead Arranger, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting

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exclusively of information with respect to you and your affiliates that is either publicly available or not material with respect to you and your affiliates, any of your respective securities for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or your affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders (other than Disqualified Institutions) who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Credit Facility, (b) administrative materials prepared by the Lead Arranger for the Commitment Parties (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of each Credit Facility may be distributed to Public Side Lenders.

In connection with our distribution to prospective Lenders of any Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and containing the representations and warranties set forth in the first sentence of this Section 3 and, in the case of any Public Version thereof or other Public Information, representing that it only contains Non-MNPI.

4.	Fees.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Arranger Fee Letter dated the date hereof and delivered herewith (the “Arranger Fee Letter”) and that certain Administrative Agent Fee Letter (such letter, together with the Arranger Fee Letter, the “Fee Letters”) on the terms and subject to the conditions set forth therein.

5.	Conditions.

Each Commitment Party’s commitments and agreements hereunder are subject only to the terms and conditions set forth in this Section 5 and in Exhibit E attached hereto and the conditions set forth under “Initial Conditions” in each applicable Term Sheet.

Each Commitment Party’s commitments and agreements hereunder are further subject to (a) the Commitment Parties’ reasonable satisfaction with the approval by the Bankruptcy Court of all actions to be taken, undertakings to be made and obligations to be incurred by the Debtors in connection with the Credit Facilities and all liens or other security to be granted by the Debtors in connection with the Revolving Credit Facility or the Term Loan Credit Facility (all such approvals to be evidenced by the entry of one or more orders of the Bankruptcy Court reasonably satisfactory in form and substance to the Commitment Parties, which orders shall, among other things, approve the Approved Plan and the payment by the Debtors of all of the fees that are provided for in, and the other terms of, this Commitment Letter and the Fee Letters and which order(s) shall specifically provide that the right to receive all amounts due and owing to each of the Commitment Parties, including indemnification obligations, the fees as set forth herein and in the Fee Letters and reimbursement of all reasonable costs and expenses incurred in connection with the transactions contemplated herein and as set forth herein and in the Fee Letters, shall be entitled to priority as administrative expense claims under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, regardless of whether the Closing Date occurs), (b) since the date of entry of the Disclosure Statement Order with respect to the Chapter 11 Cases, (i) after giving effect to the confirmation and consummation of the Approved Plan and (ii) excluding results from (A) general changes in hydrocarbon prices, (B) general changes in industry or economic conditions, (C) general changes in political conditions, including any engagements of hostilities, acts of war or terrorist activities or changes imposed by a governmental authority associated with additional security and (D) the filing of the Chapter 11 Cases, there not having been any material adverse

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change or any event or occurrence which could reasonably be expected to result in a material adverse change in the business, financial condition, operations, performance or properties of the Debtors and their respective subsidiaries, taken as a whole, (c) excluding information solely reflecting events and circumstances set forth in clause (b)(ii) of this Section 5, the Commitment Parties not becoming aware after the date hereof of any information or other matter (including any matter relating to assumptions for the Projections) affecting the Debtors and their respective subsidiaries or the Transactions that in the Commitment Parties’ reasonable judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Commitment Parties prior to the date hereof and (d) your performance of (i) all your obligations hereunder to provide information and (ii) all your obligations hereunder and under the Fee Letters to pay fees and expenses.

6.	Indemnification and Expenses.

You agree (a) to indemnify and hold harmless the Commitment Parties, the Lead Arranger and any other arrangers or agents in respect of the Credit Facilities appointed pursuant to the Commitment Letter, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, each Credit Facility, the use of the proceeds thereof or the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such indemnified person or its control affiliates, directors, officers or employees, advisors or agents (collectively, the “Related Parties”) and (b) regardless of whether the Closing Date occurs, to reimburse within ten days of presentment of an invoice each Commitment Party and its affiliates for all reasonable expenses (including due diligence expenses, travel expenses and the fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letters and the definitive financing documentation in connection with each Credit Facility) or the administration, amendment, modification or waiver thereof. The expense reimbursements and indemnification provisions of this Commitment Letter shall constitute administrative expenses under Bankruptcy Code Sections 503(b)(1) and 507(a)(2) in the Chapter 11 Cases without the need to file any motion (other than any motion as may be necessary to obtain the approvals of the Commitment Letter and the Fee Letters), application or proof of claim and notwithstanding any Administrative Claims Bar Date (as defined in the Approved Plan), and shall be immediately payable in accordance with the terms hereof without further notice or order of the Bankruptcy Court. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person) and that the Commitment Parties shall be liable solely in respect of its own commitment to the Credit Facility on a several, and not joint, basis with any other party committing to the Credit Facility. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems. None of the indemnified persons or you or any of your or their respective Related Parties of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Credit Facility or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 6.

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7.	Sharing of Information, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and the Commitment Parties will not furnish any such information to other companies. You also acknowledge that the Commitment Parties have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that each Commitment Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, a Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by a Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

8.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), and (c) upon notice to each Commitment Party, this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof) may be disclosed in connection with the arrangement of each Credit Facility or in connection with any public filing requirement. Notwithstanding anything to the contrary in the foregoing, you agree to take such actions as shall be required to prevent the Fee Letters from becoming publicly available, including without limitation, the filing of a motion or an ex parte request pursuant to Sections 105(a) and 107(b) of the Bankruptcy Code and Bankruptcy Rule 9018 seeking an order of the Bankruptcy Court authorizing the Debtors to file the Fee Letters under seal and shall file the Fee Letters with the Bankruptcy Court under seal in form and substance reasonably satisfactory to the Lead Arranger and provide an unredacted copy of the Fee Letters to the Bankruptcy Court, the Office of the United States Trustee and advisors to the official Committee of unsecured creditors, the HoldCo Noteholder Committee, the Equityholder Committee, the OpCo Group and the OpCo Noteholder Group (as each term is used under and pursuant to the Disclosure Statement for the Approved Plan); provided, in each case, that the disclosure to such advisors is on a confidential, “professional eyes only” basis.

The Commitment Parties shall use all nonpublic information received by it in connection with the Credit Facilities and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants (in each case, other than a Disqualified Institution), (b) in any legal, judicial, administrative proceeding or other compulsory process or as required

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by applicable law or regulations (in which case the Commitment Parties shall promptly notify you, in advance, to the extent permitted by law), (c) upon the request or demand of any regulatory authority having jurisdiction over each Commitment Party or its affiliates, (d) to the employees, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Parties (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (e) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and the Commitment Parties shall be responsible for their affiliates’ compliance with this paragraph) solely in connection with the Transactions and any related transactions, (f) to the extent any such information becomes publicly available other than by reason of disclosure by a Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (g) for purposes of establishing a “due diligence” defense and (h) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of each Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate one year following the date of this Commitment Letter.

9.	Miscellaneous.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Code.

The Borrower agrees that it will not assert any claim against the Lead Arranger based on an alleged breach of fiduciary duty by the Lead Arranger in connection with this Commitment Letter and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that, as a Lead Arranger, Barclays is not advising the Borrower or any other Debtor as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby. Barclays shall have no responsibility or liability to the Borrower with respect to such legal, tax, investment, accounting or regulatory matters. Any review by Barclays of the Borrower and the other Debtors, the Transactions or other matters relating to the Transactions will be performed solely for the benefit of Barclays and shall not be on behalf of the Borrower.

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You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Bankruptcy Court or any other Federal court having jurisdiction over the Chapter 11 Cases over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder; provided that, on and after the effective date of the Approved Plan, each party hereto irrevocably and unconditionally submits to the nonexclusive jurisdiction of any state or federal court of competent jurisdiction in New York County, State of New York, over any suit, action or proceeding arising out of or relating to the Revolving Credit Facility, the Term Loan Credit Facility, the Bridge Facility, the Fee Letters, the definitive financing documentation in connection with each Credit Facility, and all documents and transactions arising therefrom or contemplated thereby in connection with the Transactions. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

It is understood and agreed the counsel for the Borrower shall initially draft the RBL Facility Documentation, the Term Loan Credit Facility Documentation and the Bridge Facility Documentation in accordance with the documentation principles set forth in the RBL Term Sheet, the Term Loan Term Sheet and the Bridge Facility Term Sheet, as applicable.

The indemnification, fee, expense, jurisdiction, information and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation for each Credit Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) the provision of information and representations with respect thereto and (b) confidentiality) shall automatically terminate and be superseded, to the extent comparable (with comparable coverage), by the provisions of the definitive credit documentation upon the occurrence of the Closing Date thereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 5:00 p.m., New York City time, on February 9, 2017. This offer will automatically expire (a) at such time if we have not received such executed counterparts in accordance with the preceding sentence or (b) if the Commitment Letter and the Fee Letters have not been approved by a final order of the Bankruptcy Court by 5:00 p.m., New York City time, on March 1, 2017; provided that each party hereto shall use its reasonable best efforts to seek Bankruptcy Court approval as soon as practicable prior thereto and shall not encourage or assist the submission or development of an alternative transaction whether relating to the sale or issuance of any debt or security or the acquisition, sale or lease or other disposition of the Debtors or any material assets or equity of the Debtors. In the event that the initial

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borrowing under the Revolving Credit Facility and the Term Loan Credit Facility does not occur on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means 5:00 p.m., New York City time, on May 9, 2017.

Notwithstanding anything to the contrary in this Commitment Letter or the Fee Letters, the parties hereto acknowledge and agree, without prejudice to any of their respective rights, that the terms of this Commitment Letter and the Fee Letters, including the Borrower’s agreement to pay fees hereunder or thereunder and to reimburse expenses or hold harmless certain indemnified persons, shall be effective only upon the approval by the Bankruptcy Court presiding over the Chapter 11 Cases.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Kevin Crealese
	Name:	Kevin Crealese
	Title:	Managing Director

Commitment Letter Signature Page

Accepted and agreed to as of the date first written above:

ULTRA RESOURCES, INC.

By:	/s/ Michael D. Watford
	Name:	Michael D. Watford
	Title:	President

Commitment Letter Signature Page

EXHIBIT A

APPROVED PLAN

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
ULTRA PETROLEUM CORP., et al.,[1]	)	Case No. 16-32202 (MI)
)
Debtors.	)	(Jointly Administered)
)

DEBTORS’ SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS INTERNATIONAL LLP

James H.M. Sprayregen, P.C. (admitted pro hac vice)
David R. Seligman, P.C. (admitted pro hac vice)
Michael B. Slade (TX Bar No. 24013521) (admitted pro hac vice)
Gregory F. Pesce (admitted pro hac vice)
300 North LaSalle
Chicago, Illinois 60654
Telephone:	(312) 862-2000
Facsimile:	(312) 862-2200

- and -

Christopher T. Greco (admitted pro hac vice)
Matthew C. Fagen (admitted pro hac vice)
601 Lexington Avenue
New York, New York 10022
Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900

Counsel to the Debtors and Debtors in Possession

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number (if any), are: Ultra Petroleum Corp. (3838); Keystone Gas Gathering, LLC; Ultra Resources, Inc. (0643); Ultra Wyoming, Inc. (6117); Ultra Wyoming LGS, LLC (0378); UP Energy Corporation (4296); UPL Pinedale, LLC (7214); and UPL Three Rivers Holdings, LLC (7158).

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

iii

INTRODUCTION

The Debtors propose this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Interests in each Debtor pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Debtors are not currently proposing the substantive consolidation of their respective Estates; provided, that the Plan will provide for the substantive consolidation of certain of the Debtors to the extent necessary for Confirmation. Absent the substantive consolidation of certain of the Debtors, the classifications of Claims and Interests set forth in Article III of this Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, the Restructuring Transactions, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

1.1	Defined Terms

1. “5.750% Senior Notes” means those certain Senior Notes due 2018 issued by HoldCo pursuant to that certain 5.750% Senior Notes Indenture.

2. “5.750% Senior Notes Indenture” means that certain Indenture, dated as of December 12, 2013, as amended, modified, or supplemented from time to time, by and between HoldCo, as issuer, and the HoldCo Notes Indenture Trustee.

3. “6.125% Senior Notes” means those certain Senior Notes due 2024 issued by HoldCo pursuant to that certain 6.125% Senior Notes Indenture.

4. “6.125% Senior Notes Indenture” means that certain Indenture, dated as of September 18, 2014, as amended, modified, or supplemented from time to time, by and between HoldCo, as issuer, and the HoldCo Notes Indenture Trustee.

5. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code; (d) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code; (e) the Expense Reimbursement and the Commitment Premium (which, in the case of this clause (e), are deemed to be Allowed Administrative Claims pursuant to the Backstop Approval Order); and (f) all fees, expenses and other obligations payable under the Exit Financing Agreements (which, in the case of this clause (f), are deemed to be Allowed Administrative Claims pursuant to the Exit Financing Order).

6. “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

7. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

8. “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided, that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim. “Allow” and “Allowing” shall have correlative meanings.

9. “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

10. “Backstop Approval Motion” means the motion seeking entry of the Backstop Approval Order.

11. “Backstop Approval Order” means the Order Authorizing (I) Debtors’ Entry Into Backstop Commitment Agreement and (II) Payment and Allowance of Related Fees and Expenses as Administrative Claims [Docket No. 996], entered by the Bankruptcy Court on January 19, 2017.

12. “Backstop Commitment Agreement” means the Backstop Commitment Agreement, dated as of November 21, 2016 and modified and approved by the Bankruptcy Court pursuant to the Backstop Approval Order, pursuant to which the Backstop Parties have agreed to backstop the Rights Offering.

13. “Backstop Parties” means, at any time or from time to time, the Consenting HoldCo Noteholders and Consenting HoldCo Equityholders that have committed to fund the Rights Offerings and are signatories to the Backstop Commitment Agreement, solely in their capacities as such, including their respective successors and assigns, all as provided in the Backstop Commitment Agreement.

14. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

15. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.

16. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

17. “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday in Texas, as defined in Bankruptcy Rule 9006(a).

18. “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

19. “Causes of Action” means any and all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, judgments, remedies, rights of set-off, third-party claims, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, subrogation, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and any avoidance, recovery, subordination, or other actions against insiders and/or any other Entities under the Bankruptcy Code) of any of the Debtors and/or the Debtors’ estates, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or commenced by the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

20. “Certificate” means any instrument evidencing a Claim or an Interest.

21. “Chapter 11 Cases” means the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

22. “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

23. “Claims Bar Date” means September 1, 2016, as defined in the Order (I) Authorizing the Debtors to File a Consolidated List of Creditors and a Consolidated List of the 30 Largest Unsecured Creditors, (II) Authorizing the Debtors to Redact Certain Personal Identification Information for Individual Creditors, and (III) Approving the Form and Manner of Notifying Creditors of the Commencement of the Chapter 11 Cases and Other Information [Docket No. 83].

24. “Claims Register” means the official register of Claims against the Debtors maintained by the Notice and Claims Agent.

25. “Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

26. “Closing” has the meaning ascribed to such term in the Backstop Commitment Agreement.

27. “Commitment Premium” means a premium equal to (i) 6.0% of the committed Rights Offering Amount, payable to the Backstop Parties in New Common Stock (issued at the same price as the Rights Offering Shares), or (ii) 4.0% of the committed Rights Offering Amount, payable in Cash if the Backstop Commitment Agreement is terminated for any reason other than by the Debtors due to the failure of any Commitment Party to complete the Rights Offering in violation of the Backstop Commitment Agreement, in each case in accordance with the Backstop Commitment Agreement.

28. “Committee” means the official committee of unsecured claimholders appointed in the Chapter 11 Cases on May 5, 2016 [Docket No. 121], which committee was reconstituted as of September 26, 2016 [Docket No. 569].

29. “Confirmation” means the entry by the Bankruptcy Court of the Confirmation Order on the docket of the Chapter 11 Cases.

30. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

31. “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

32. “Confirmation Order” means a Final Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

33. “Consenting HoldCo Equityholder” means each HoldCo Equityholder that is party to the Plan Support Agreement, solely in its capacity as such.

34. “Consenting HoldCo Noteholder” means each HoldCo Noteholder that is party to the Plan Support Agreement, solely in its capacity as such.

35. “Consummation” means the occurrence of the Effective Date.

36. “Cure” or “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

37. “Cure Notice” means a notice sent to counterparties in connection with an Executory Contract or Unexpired Lease proposed to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, the form and substance of which notice shall be approved by the Disclosure Statement Order and shall include (a) procedures for objecting to proposed assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases, (b) the proposed amount to be paid on account of Cure Claims, and (c) procedures for resolution by the Bankruptcy Court of any related disputes.

38. “Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions (including any related orders, agreements, instruments, schedules or exhibits) that are contemplated by and referenced in the Plan (as amended, modified or supplemented from time to time), including, without limitation: (i) the Plan (and all exhibits and other documents and instruments related thereto); (ii) the Backstop Commitment Agreement and Rights Offering Procedures; (iii) the Plan Supplement; (iv) the Disclosure Statement; (v) the Solicitation Procedures; (vi) the Disclosure Statement Order; (vii) the Backstop Approval Motion; (viii) the Backstop Approval Order; (ix) the Exit Facility Documents; (x) the Exit Financing Agreements; (xi) the Exit Financing Order; and (xii) the Confirmation Order.

39. “Definitive Documentation Plan Support Agreement Requirements” means the requirements that the Definitive Documentation shall each be (i) consistent in all material respects with, and shall otherwise conform to, the terms and conditions set forth in the Plan Support Agreement (and the respective Exhibits and Schedules attached thereto, including the Plan Term Sheet and the Backstop Commitment Agreement) (in each case as may be amended or otherwise modified from time to time in accordance with the terms thereof) and (ii) in form and substance reasonably satisfactory to the Debtors and the Required Consenting Parties.

40. “D&O Liability Insurance Policies” means all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) of any of the Debtors with respect to directors, managers, officers, and employees of the Debtors.

41. “Debtor Release” means the releases set forth in Section 8.2 of this Plan.

42. “Debtors” means, collectively, each of the following, in each case, in such Entity’s capacity as a debtor in possession in the Chapter 11 Cases: Ultra Petroleum Corp.; UP Energy Corporation; Ultra Resources, Inc.; Keystone Gas Gathering, LLC; Ultra Wyoming, Inc.; Ultra Wyoming LGS, LLC; UPL Pinedale, LLC; and UPL Three Rivers Holdings, LLC.

43. “Disclosure Statement” means the Disclosure Statement for Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. [●]], dated as of February [●], 2017, as may be amended,

supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

44. “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and solicitation procedures with respect to the Plan, including the Rights Offering Procedures.

45. “Disputed” means, with respect to any Claim, a Claim that is not yet Allowed, including (a) any Proof of Claim that, on its face, is contingent or unliquidated, (b) any Proof of Claim or request for payment of an Administrative Claim Filed after the Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, or deadline for filing Proofs of Claim based on the Debtors’ rejection of Executory Contracts or Unexpired Leases, as applicable, and (c) any Claim that is subject to an objection or a motion to estimate, in each case that has not been withdrawn, resolved, or ruled on by a Final Order of the Bankruptcy Court.

46. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

47. “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Distribution Agent shall make distributions to holders of Allowed Claims and Existing HoldCo Common Stock entitled to receive distributions under the Plan.

48. “Distribution Record Date” means the date for determining which holders of Allowed Claims and Existing HoldCo Common Stock are eligible to receive distributions under the Plan, which shall be (a) the Effective Date or (b) such other date as designated in a Bankruptcy Court order.

49. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Section 9.1 of the Plan have been satisfied or waived in accordance with Section 9.2 of the Plan.

50. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

51. “Equityholder Backstop Party” shall have the meaning ascribed to such term in the Plan Support Agreement.

52. “Equityholder Committee” means the ad hoc committee of holders of Existing HoldCo Common Stock that is represented by Brown Rudnick LLP and Gray, Reed & McGraw, P.C.

53. “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

54. “Exculpated Parties” means each of the following, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting HoldCo Noteholders; (d) the HoldCo Notes Indenture Trustee; (e) the Consenting HoldCo Equityholders; (f) the Backstop Parties; (g) the Exit Facility Agents; (h) the Exit Commitment Parties; (i) the lenders under the Exit Facility; (j) the Exit Notes Trustee; (k) the Exit Noteholders; and (l) with respect to each of the foregoing parties in clauses (a) through (k), each of such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

55. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

56. “Existing HoldCo Common Stock” means HoldCo’s authorized and issued common stock outstanding as of the applicable date; provided, that restricted stock units awarded under the 2014 LTIP shall not vest into HoldCo’s authorized and issued common stock.

57. “Existing HoldCo Equity Interest” means any Interest in HoldCo outstanding immediately prior to the Effective Date.

58. “Exit Bridge” means an unsecured bridge loan facility that Reorganized OpCo may obtain on the Effective Date in accordance with the Exit Facility Documents.

59. “Exit Bridge Credit Agreement” means the credit agreement governing the Exit Bridge.

60. “Exit Bridge Credit Agreement Agent” means the administrative agent under the Exit Bridge Credit Agreement, solely in its capacity as such.

61. “Exit Commitment Parties” means any and all parties that have committed to fund the Exit Facility and are signatories to the Exit Financing Agreements, either prior to or after entry of the Exit Financing Order and in accordance with the Exit Financing Agreements, solely in their capacities as such.

62. “Exit Facility” means, collectively, the Exit Revolver, the Exit Term Loan, the Exit Bridge (to the extent incurred), and the Exit Notes (to the extent issued).

63. “Exit Facility Agents” means the Exit Revolving Credit Agreement Agent, the Exit Term Loan Credit Agreement Agent, and the Exit Bridge Credit Agreement Agent.

64. “Exit Facility Debt Documents” means, collectively, the Exit Bridge Credit Agreement, Exit Revolving Credit Agreement, Exit Term Loan Credit Agreement, and Exit Notes Indenture.

65. “Exit Facility Documents” means, collectively, all related agreements, indentures, documents (including security, collateral or pledge agreements or documents), mortgages or instruments to be executed or delivered in connection with the Exit Facility including, without limitation, the Exit Financing Agreements, the Exit Bridge Credit Agreement (to the extent the Exit Bridge is incurred), the Exit Revolving Credit Agreement, the Exit Term Loan Credit Agreement, the Exit Notes Indenture (to the extent the Exit Notes are issued), and the Exit Notes Registration Rights Agreement (to the extent the Exit Notes are issued), which shall be, in each case, reasonably satisfactory to the Exit Commitment Parties in accordance with the Exit Financing Agreements.

66. “Exit Financing Agreements” means, collectively, the Commitment Letter, the Fee Credit Letter, the Fee Letters, and the Exit Engagement Letter, along with, in each case, all exhibits thereto, each as defined in the Exit Financing Motion.

67. “Exit Financing Motion” means the Debtors’ Expedited Motion for Entry of an Order (I) Authorizing the Debtors to (A) Enter into Certain Exit Financing Agreements and (B) Incur and Pay Related Fees, Indemnities, and Expenses, and (II) Granting Related Relief, filed on February [●], 2017 [Docket No. [●]].

68. “Exit Financing Order” means the order of the Bankruptcy Court granting the relief requested in the Exit Financing Motion, entered on February [●], 2017 [Docket No. [●]].

69. “Exit Notes” means the unsecured notes which may be issued by the Reorganized OpCo in a private placement and, to the extent issued, will reduce the aggregate principal amount of commitments under the Exit Bridge in accordance with the Exit Facility Documents.

70. “Exit Noteholders” means the holders from time to time of the Exit Notes.

71. “Exit Notes Indenture” means the Indenture governing the Exit Notes, that may be entered into on, prior to, or subsequent to the Effective Date in accordance with the Exit Financing Agreements and Exit Facility Documents.

72. “Exit Notes Registration Rights Agreement” means the registration rights agreement in respect of the Exit Notes, to be entered into on, prior to, or subsequent to the Effective Date in accordance with the Exit Financing Agreements and Exit Facility Documents.

73. “Exit Notes Trustee” means the trustee under the Exit Notes Indenture, solely in its capacity as such.

74. “Exit Revolver” means the undrawn secured revolving credit facility that Reorganized OpCo will obtain on the Effective Date in accordance with the Exit Facility Documents.

75. “Exit Revolving Credit Agreement” means the revolving credit agreement governing the Exit Revolver.

76. “Exit Revolving Credit Agreement Agent” means the administrative agent under the Exit Revolving Credit Agreement, solely in its capacity as such.

77. “Exit Term Loan” means the new secured term loan that Reorganized OpCo will incur on the Effective Date in accordance with the Exit Facility Documents.

78. “Exit Term Loan Credit Agreement” means the term loan credit agreement governing the Exit Term Loan.

79. “Exit Term Loan Credit Agreement Agent” means the administrative agent under the Exit Term Loan Credit Agreement, solely in its capacity as such.

80. “Expense Reimbursement” has the meaning set forth in the Backstop Commitment Agreement.

81. “Federal Judgment Rate” means the interest rate provided under 28 U.S.C. § 1961(a), calculated as of the Petition Date.

82. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Notice and Claims Agent.

83. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

84. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

85. “General Unsecured Claim” means Unsecured Claims other than HoldCo Note Claims, OpCo Note Claims, and OpCo RCF Claims.

86. “Governmental Bar Date” means October 26, 2016, as defined in the Order (I) Authorizing the Debtors to File a Consolidated List of Creditors and a Consolidated List of the 30 Largest Unsecured Creditors, (II) Authorizing the Debtors to Redact Certain Personal Identification Information for Individual Creditors, and (III) Approving the Form and Manner of Notifying Creditors of the Commencement of the Chapter 11 Cases and Other Information [Docket No. 83].

87. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

88. “HH Strip Price” means the 12-month forward Henry Hub natural gas strip price.

89. “HoldCo” means Ultra Petroleum Corp., a Yukon corporation, the ultimate parent of each of the Debtors and the predecessor to Reorganized HoldCo.

90. “HoldCo Equityholder” means any holder of Existing HoldCo Common Stock.

91. “HoldCo Equityholder New Common Stock Distribution” means: (i) 41.0% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, in the event that the Settlement Plan Value equals $6 billion; (ii) 31.8% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, in the event that the Settlement Plan Value equals $5.5 billion; or (iii) 44.8% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, in the event that the Settlement Plan Value equals $6.25 billion.

92. “HoldCo Equityholder Subscription Rights” means: (i) in the event that the Settlement Plan Value equals $6 billion, the Subscription Rights offered to holders of Existing HoldCo Common Stock to participate in the Rights Offering for 5.7% of the New Common Stock, inclusive of New Common Stock issued on account of the Commitment Premium and subject to dilution on account of the Management Incentive Plan; (ii) in the event that the Settlement Plan Value equals $5.5 billion, the Subscription Rights offered to holders of Existing HoldCo Common Stock to participate in the Rights Offering for 6.7% of the New Common Stock, inclusive of New Common Stock issued on account of the Commitment Premium and subject to dilution on account of the Management Incentive Plan; or (iii) in the event that the Settlement Plan Value equals $6.25 billion, the Subscription Rights offered to holders of Existing HoldCo Common Stock to participate in the Rights Offering for 5.3% of the New Common Stock, inclusive of New Common Stock issued on account of the Commitment Premium and subject to dilution on account of the Management Incentive Plan.

93. “HoldCo Equityholders Rights Offering Shares” means 25% of the Rights Offering Shares.

94. “HoldCo Note Claim” means any Claim against the Debtors arising on account of the HoldCo Notes Indentures and the HoldCo Notes.

95. “HoldCo Noteholder Backstop Party” shall have the meaning ascribed to such term in the Plan Support Agreement.

96. “HoldCo Noteholder Committee” means the ad hoc committee of HoldCo Noteholders that is represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Porter Hedges LLP.

97. “HoldCo Noteholder New Common Stock Distribution” means: (i) 36.2% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, in the event that the Settlement Plan Value equals $6 billion; (ii) 41.5% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, in the event that the Settlement Plan Value equals $5.5 billion; or (iii) 34.0% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, in the event that the Settlement Plan Value equals $6.25 billion.

98. “HoldCo Noteholder Subscription Rights” means: (i) in the event that the Settlement Plan Value equals $6 billion, the Subscription Rights offered to holders of Allowed HoldCo Note Claims to participate in the Rights Offering for their Pro Rata share of 17.1% of the New Common Stock, inclusive of New Common Stock issued on account of the Commitment Premium and subject to dilution on account of the Management Incentive Plan; (ii) in the event that the Settlement Plan Value equals $5.5 billion, the Subscription Rights offered to holders of Allowed HoldCo Note Claims to participate in the Rights Offering for their Pro Rata share of 20.0% of the New Common Stock, inclusive of New Common Stock issued on account of the Commitment Premium and subject to dilution on account of the Management Incentive Plan; or (iii) in the event that the Settlement Plan Value equals $6.25 billion, the Subscription Rights offered to holders of Allowed HoldCo Note Claims to participate in the Rights Offering for their Pro Rata share of 15.9% of the New Common Stock, inclusive of New Common Stock issued on account of the Commitment Premium and subject to dilution on account of the Management Incentive Plan.

99. “HoldCo Noteholders” means holders of the HoldCo Notes, solely in their capacity as such.

100. “HoldCo Noteholders Rights Offering Shares” means 75% of the Rights Offering Shares.

101. “HoldCo Notes” means the 5.750% Senior Notes and the 6.125% Senior Notes.

102. “HoldCo Notes Indenture Trustee” means Delaware Trust Company, as successor trustee to U.S. Bank National Association, in its capacity either as indenture trustee under the 5.750% Senior Notes Indenture and the 6.125% Senior Notes Indenture.

103. “HoldCo Notes Indentures” means the 5.750% Senior Notes Indenture and 6.125% Senior Notes Indenture.

104. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

105. “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.

106. “Indenture Trustee Charging Liens” means a lien that secures repayment of the Indenture Trustee Expenses, to the extent set forth in the HoldCo Notes Indentures.

107. “Indenture Trustee Expenses” means any reasonable and documented fees and out-of-pocket costs and expenses, incurred prior to or after the Petition Date by the HoldCo Notes Indenture Trustee that are required to be paid under the HoldCo Notes Indentures.

108. “Initial MIP Grants” has the meaning set forth in Section 4.17 of the Plan.

109. “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

110. “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

111. “Intercompany Interest” means, other than an Interest in HoldCo, an Interest in one Debtor held by another Debtor.

112. “Interest” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, the Existing HoldCo Equity Interests, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement), including any Claim against the Debtors that is subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing; provided, however, that the term “Interests” shall not include the Intercompany Interests.

113. “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Docket No. 295].

114. “KEIP Motion” means the Debtors’ Motion for Entry of an Order Authorizing and Approving the Debtors’ Key Employee Incentive Plan [Docket No. 206].

115. “KEIP Order” means the Order Authorizing and Approving the Debtors’ Key Employee Incentive Plan, entered by the Bankruptcy Court on June 28, 2016 [Docket No. 384].

116. “KEIP Order Claims” means the Claims Allowed pursuant to paragraph 1(c) of the KEIP Order.

117. “KEIP Order Non-Priority Claim” means the portion of any KEIP Order Claim that is not a KEIP Order Other Priority Claim, which is Allowed as an Unsecured Claim against each Debtor pursuant to the KEIP Order.

118. “KEIP Order Other Priority Claim” means the portion of any holder’s KEIP Order Claim that is not in excess of the cap established under section 507(a)(4) of the Bankruptcy Code.

119. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

120. “LTIP” has the meaning ascribed to such term in the KEIP Motion.

121. “Majority Consenting HoldCo Equityholders” has the meaning ascribed to such term in the Plan Support Agreement.

122. “Majority Consenting HoldCo Noteholders” has the meaning ascribed to such term in the Plan Support Agreement.

123. “Majority Equityholder Backstop Parties” has the meaning ascribed to such term in the Plan Support Agreement.

124. “Majority HoldCo Noteholder Backstop Parties” has the meaning ascribed to such term in the Plan Support Agreement.

125. “Management Incentive Plan” means a post-Effective Date management incentive plan, the material terms of which shall be consistent with Section 4.17 of the Plan and shall be included in the Plan Supplement.

126. “Material M&A Transaction” has the meaning ascribed to such term in the New Organizational Documents.

127. “NASDAQ” means the Nasdaq Stock Market.

128. “New Board” means Reorganized HoldCo’s initial board of directors as of the Effective Date.

129. “New Common Stock” means the common stock of Reorganized HoldCo.

130. “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of each of the Reorganized Debtors, in form and substance reasonably satisfactory to the Required Consenting Parties. The New Organizational Documents shall provide, among other things, that Reorganized OpCo and Reorganized Ultra Wyoming shall be domiciled in Delaware.

131. “Notice and Claims Agent” means Epiq Bankruptcy Solutions, LLC, the notice and claims agent retained by the Debtors in the Chapter 11 Cases pursuant to the Agreed Order Authorizing Retention and Appointment of Epiq Bankruptcy Solutions, LLC as Claims, Noticing and Solicitation Agent [Docket No. 148].

132. “Oil and Gas Property Right” means any royalty interest, overriding royalty interest, net profit interest, working interest, or similar interest or property right in or related to the Debtors’ oil and gas properties that is held by a non-Debtor and that is valid and enforceable under applicable nonbankruptcy law.

133. “OpCo” means Ultra Resources, Inc., a Wyoming corporation and the predecessor to Reorganized OpCo.

134. “OpCo Funded Debt” means the OpCo Notes and OpCo RCF.

135. “OpCo Funded Debt Claims” means the OpCo Note Claims and the OpCo RCF Claims.

136. “OpCo Note Claims” means any and all Claims against the Debtors arising on account of the OpCo Notes MNPA and the OpCo Notes.

137. “OpCo Noteholder” means any holder of the OpCo Notes.

138. “OpCo Notes” means the senior unsecured notes issued pursuant to the OpCo Notes MNPA.

139. “OpCo Notes MNPA” means that certain Master Note Purchase Agreement, dated as of March 6, 2008, as amended modified, or supplemented in accordance with the terms thereof, by and among OpCo, as issuer, and the purchasers party thereto.

140. “OpCo RCF” means the revolving credit facility incurred pursuant to that certain Credit Agreement, dated as of October 6, 2011, as amended, modified, or supplemented in accordance with the terms thereof, by and among OpCo, as borrower, the OpCo RCF Lenders, the OpCo RCF Agent, and certain other parties thereto.

141. “OpCo RCF Agent” means Wilmington Savings Fund Society, FSB, as successor administrative agent to JPMorgan Chase Bank, N.A., with respect to the OpCo RCF.

142. “OpCo RCF Claims” means any and all Claims arising under the OpCo RCF.

143. “OpCo RCF Lenders” means the lenders party to the OpCo RCF.

144. “Other Existing HoldCo Equity Interest” means any Existing HoldCo Equity Interest other than Existing HoldCo Common Stock.

145. “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, including, without limitation, all KEIP Order Other Priority Claims.

146. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

147. “Petition Date” means April 29, 2016, the date on which each of the Debtors Filed its respective petition for relief commencing the Chapter 11 Cases.

148. “Plan” means the chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, the Backstop Commitment Agreement, and the Plan Support Agreement, including the Plan Supplement and all exhibits, supplements, appendices, and schedules.

149. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan (as amended, supplemented, or modified from time to time in accordance with the terms thereof, the Plan, the Bankruptcy Code, the Bankruptcy Rules, the Backstop Commitment Agreement, and the Plan Support Agreement), to be initially Filed by the Debtors no later than 20 days before the Confirmation Hearing, and additional documents or amendments to previously Filed documents, Filed before the Effective Date as additions or amendments to the Plan Supplement, including the following, as applicable: (a) the New Organizational Documents; (b) a list of retained Causes of Action; (c) the Registration Rights Agreement; (d) the Schedule of Assumed Executory Contracts and Unexpired Leases; (e) the Schedule of Rejected Executory Contracts and Unexpired Leases; (f) the form of the Management Incentive Plan; (g) the Exit Facility Debt Documents, when such documents are available; (h) the REX Settlement Letter Agreement; and (i) any and all other documentation necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan subject to the process and approval rights of the Required Consenting Parties set forth in the Backstop Commitment Agreement and the Plan Support Agreement. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date in accordance with the processes and approval rights of the Required Consenting Parties set forth in the Plan Support Agreement and the Backstop Commitment Agreement.

150. “Plan Support Agreement” means that certain Plan Support Agreement, dated as of November 21, 2016, by and among the Debtors and the Plan Support Parties, including all exhibits thereto.

151. “Plan Support Parties” means, collectively, (a) the Consenting HoldCo Noteholders and (b) the Consenting HoldCo Equityholders, in each case, that are party to the Plan Support Agreement.

152. “Plan Term Sheet” means the term sheet attached as Exhibit A to the Plan Support Agreement.

153. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

154. “Pro Rata” means the proportion that the amount of an Allowed Claim or Existing HoldCo Common Stock in a particular Class bears to the aggregate amount of the Allowed Claims or Existing HoldCo Common Stock in that Class, or the proportion of the Allowed Claims or Existing HoldCo Common Stock in a particular Class and other Classes entitled to share in the same recovery as such Claim or Existing HoldCo Common Stock under the Plan.

155. “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

156. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Section 2.2 of this Plan.

157. “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Confirmation Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

158. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount as set forth in Section 2.2 of this Plan.

159. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

160. “Registration Rights Agreement” means the Registration Rights Agreement with respect to the New Common Stock, substantially in the form to be included in the Plan Supplement.

161. “Reinstated” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired for purposes of section 1124 of the Bankruptcy Code. “Reinstatement” shall have a correlative meaning.

162. “Released Parties” means each of the following, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting HoldCo Noteholders; (d) the HoldCo Notes Indenture Trustee; (e) the Consenting HoldCo Equityholders; (f) the Backstop Parties; (g) the Exit Facility Agents; (h) the Exit Commitment Parties; (i) the lenders under the Exit Facility; (j) the Exit Notes Trustee; (k) the Exit Noteholders; (l) all holders of Claims and Interests who vote to accept the Plan; (m) all holders of Claims in Classes that are deemed to accept the Plan; (n) all holders of Claims and Interests in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; and (o) with respect to each of the foregoing parties in clauses (a) through (n), each of such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

163. “Releasing Parties” means collectively, and in each case solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting HoldCo Noteholders; (d) the HoldCo Notes Indenture Trustee; (e) the Consenting HoldCo Equityholders; (f) Backstop Parties; (g) the Exit Facility Agents; (h) the Exit Commitment Parties; (i) the lenders under the Exit Facility; (j) the Exit Notes Trustee; (k) the Exit Noteholders; (l) all holders of Claims and Interests who vote to accept the Plan; (m) all holders of Claims in Classes that are deemed to accept the Plan; (n) all holders of Claims and Interests in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; and (o) with respect to the foregoing clauses (a) through (n), each such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

164. “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date, pursuant to the Plan.

165. “Reorganized HoldCo” means HoldCo, or any successors thereto, by merger, consolidation, or otherwise, on and after the Effective Date, pursuant to the Plan.

166. “Reorganized OpCo” means OpCo, or any successors thereto, by merger, consolidation, or otherwise, on and after the Effective Date, pursuant to the Plan.

167. “Reorganized Ultra Wyoming” means Ultra Wyoming, Inc., or any successors thereto, by merger, consolidation, or otherwise, on and after the Effective Date, pursuant to the Plan.

168. “Reorganized UP Energy” means UP Energy, or any successors thereto, by merger, consolidation, or otherwise, on and after the Effective Date, pursuant to the Plan.

169. “Required Consenting Parties” means, collectively: (a) the “Required Consenting Parties” as defined in the Plan Support Agreement at the time of the relevant determination; and (b) the “Requisite Commitment Parties” as defined in the Backstop Commitment Agreement at the time of the relevant determination, in the case of each of (a) and (b), each voting as a separate class (and with each class within each such class voting separately, as set forth in the Plan Support Agreement and the Backstop Commitment Agreement).

170. “Restructuring Transactions” means the transactions described in, approved by, contemplated by, or necessary to implement the Plan in a manner consistent with the Plan Support Agreement, the Backstop Commitment Agreement, and the Exit Financing Agreements, including, without limitation, the Rights Offering, the Exit Facility, and the transactions contemplated by the New Organizational Documents, in each case in accordance with the processes and approval rights with respect to the Required Consenting Parties set forth in the Backstop Commitment Agreement and the Plan Support Agreement, and the Exit Commitment Parties set forth in the Exit Financing Agreements.

171. “REX” means Rockies Express Pipeline LLC.

172. “REX Settlement” means the settlement contemplated by the REX Settlement Letter Agreement.

173. “REX Settlement Letter Agreement” means the letter agreement between OpCo and REX, dated as of January 11, 2017, that governs, among other things, the allowance and treatment of the Claims asserted by REX pursuant to Proof of Claim No. 279. The REX Settlement Letter Agreement is included in the Plan Supplement.

174. “Rights Offering” means the distribution of Subscription Rights to the holders of Allowed HoldCo Note Claims and Existing HoldCo Common Stock, pursuant to which such holders are eligible to purchase Rights Offering Shares in accordance with the Rights Offering Procedures.

175. “Rights Offering Amount” means an amount equal to $580,000,000.00

176. “Rights Offering Participants” means, collectively, (i) the holders of Allowed HoldCo Note Claims and Existing HoldCo Common Stock as of the Subscription Commencement Date and (ii) the Backstop Parties.

177. “Rights Offering Procedures” means the procedures governing the Rights Offering attached as Exhibit A to the Backstop Commitment Agreement, as approved by the Disclosure Statement Order.

178. “Rights Offering Shares” means the shares of New Common Stock distributed pursuant to and in accordance with the Rights Offering and subject to the terms of the Backstop Commitment Agreement and the Rights Offering Procedures, at a price that reflects a discount of 20% to Settlement Plan Value. For the avoidance of doubt, the term “Rights Offering Shares” does not include the New Common Stock issued on account of the Commitment Premium.

179. “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, Filed as part of the Plan Supplement, as may be amended by the Debtors from time to time prior to the Confirmation Date.

180. “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, Filed as part of the Plan Supplement, as may be amended by the Debtors from time to time prior to the Confirmation Date.

181. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with any applicable official bankruptcy forms, as the same may have been amended, modified, or supplemented from time to time.

182. “Section 510(b) Claim” means any Claim against any Debtor arising from rescission of a purchase or sale of a Security of the Debtors or any Affiliate of the Debtors, for damages arising from the purchase or sale of such a Security, or for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim.

183. “Secured Claim” means any Secured Non-Tax Claim or Secured Tax Claim.

184. “Secured Non-Tax Claim” means, other than a Secured Tax Claim, any Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

185. “Secured Tax Claim” means any Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

186. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.

187. “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

188. “Servicer” means an agent or other authorized representative of holders of Claims or Interests.

189. “Settlement Plan Value” means: (i) $6 billion, in the event that the Settlement Plan Value HH Strip Price is in the range of $3.25 to $3.65; (ii) $5.5 billion, in the event that the Settlement Plan Value HH Strip Price is below $3.25; or (iii) $6.25 billion, in the event that the Settlement Plan Value HH Strip Price is above $3.65.

190. “Settlement Plan Value HH Strip Price” means the average of the closing HH Strip Price for the seven (7) trading days preceding the Subscription Commencement Date.

191. “Share Reserve” has the meaning set forth in Section 4.17 of this Plan.

192. “Solicitation Procedures” means the solicitation materials with respect to the Plan, in the form attached as Schedule 2 to the Disclosure Statement Order.

193. “Subscription Commencement Date” has the meaning ascribed to such term in the Disclosure Statement Order.

194. “Subscription Rights” means the rights to purchase Rights Offering Shares in accordance with the Rights Offering Procedures.

195. “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

196. “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

197. “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Existing HoldCo Common Stock to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

198. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

199. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

200. “Unlegended Shares” has the meaning ascribed to such term in the Backstop Commitment Agreement.

201. “Unsecured Claim” means any Claim that is not a Secured Claim, a claim under section 510(b) of the Bankruptcy Code, or a claim that may be asserted relating to any Interest.

202. “Unsubscribed Shares” has the meaning ascribed to such term in the Backstop Commitment Agreement.

203. “UP Energy” means UP Energy Corporation, a Nevada corporation and the predecessor to Reorganized UP Energy.

204. “Voting Deadline” means February [●], 2017, as defined in the Disclosure Statement Order.

1.2	Rules of Interpretation

For purposes of the Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be in such form or on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (i) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (j) references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like as applicable; (k) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (l) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

1.3	Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or Allowed herein.

1.4	Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the state of New York, without giving effect to conflict of laws principles.

1.5	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

1.6	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

1.7	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of this Plan.

2.1	Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims, and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, unless otherwise agreed, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim (for the avoidance of doubt, holders of such Allowed Administrative Claims shall not be required to file a request for payment of administrative claim as provided in the second paragraph of this Section 2.1 of this Plan); (d) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

Except as otherwise provided in this Section 2.1 of this Plan, and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than 60 days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed.

2.2	Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than the Administrative Claims Bar Date. Any requests for Professional Fee Claims must be served in accordance with prior orders of the Bankruptcy Court, including the Interim Compensation Order. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount no later than three Business Days prior to the Effective Date. Professionals shall deliver to the Debtors their estimates for purposes of the Reorganized Debtors computing the Professional Fee Amount no later than five Business Days prior to the Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Fee Claims filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors or the Reorganized Debtors, as applicable, may estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates or subject to any Lien. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid will be turned over to the Reorganized Debtors.

From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

2.3	Priority Tax Claims

Each holder of an Allowed Priority Tax Claim against a Debtor due and payable on or before the Effective Date shall receive, in the discretion of the Reorganized Debtors, either (a) on the Effective Date, or as soon as practicable thereafter, from the respective Debtor liable for such Allowed Priority Tax Claim, payment in Cash in an amount equal to the amount of such Allowed Priority Tax Claim or (b) treatment provided in section 1129(a)(9) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Debtors and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business.

2.4	Statutory Fees

All fees payable pursuant to section 1930 of Title 28 of the U.S. Code due and payable through the Effective Date shall be paid by the Debtors, or the Reorganized Debtors, as applicable, on or before the Effective Date. Any deadline for filing claims in the Chapter 11 Cases shall not apply to fees payable by any of the Debtors pursuant to section 1930 of Title 28 of the U.S. Code or any interest accruing thereon. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee and consistent with the requirements of the Local Rules of the United States Bankruptcy Court for the Southern District of Texas. Each Debtor shall remain obligated to pay fees pursuant to section 1930 of Title 28 of the U.S. Code until the earliest of that particular Debtor’s case being converted to a case under Chapter 7 of the Bankruptcy Code or dismissed or the issuance of a Final Decree.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

3.1	Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of this Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be 9 Classes for each Debtor); provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Section 3.4 below.

Below is a chart assigning each Class a number for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights

1	Other Priority Claims	Unimpaired	Presumed to Accept

2	Secured Non-Tax Claims	Unimpaired	Presumed to Accept

3	HoldCo Note Claims	Impaired	Entitled to Vote

4	OpCo Funded Debt Claims	Unimpaired	Presumed to Accept

5	General Unsecured Claims	Unimpaired	Presumed to Accept

6	Intercompany Claims	Unimpaired or Impaired	Presumed to Accept or Presumed to Reject

7	Intercompany Interests	Unimpaired or Impaired	Presumed to Accept or Presumed to Reject

8	Existing HoldCo Common Stock	Impaired or Unimpaired[2]	Entitled to Vote

9	Other Existing HoldCo Equity Interests	Impaired	Deemed to Reject

3.2	Treatment of Classes of Claims and Interests

Except to the extent that the Debtors and a holder of an Allowed Claim or Existing HoldCo Common Stock, as applicable, agree to either less favorable treatment, or (to the extent consistent with the requirements of the Bankruptcy Code and the approval rights of the Required Consenting Parties under the Backstop Commitment Agreement and the Plan Support Agreement) more favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such holder’s Allowed Claim or Existing HoldCo Common Stock. Unless otherwise indicated, the holder of an Allowed Claim or Existing HoldCo Common Stock, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

(a)	Class 1 — Other Priority Claims

(1)	Classification: Class 1 consists of all Other Priority Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed Other Priority Claim shall receive payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim on the latest of: (i) on or as soon as reasonably practicable after the Effective Date if such Allowed Other Priority Claim is Allowed as of the Effective Date; (ii) on or as soon as reasonably practicable after the date such Other Priority Claim is Allowed; and (iii) the date such Allowed Other Priority Claim becomes due and payable, or as soon thereafter as is reasonably practicable.

(3)	Voting: Class 1 is Unimpaired and is not entitled to vote to accept or reject the Plan.

(b)	Class 2 — Secured Non-Tax Claims

(1)	Classification: Class 2 consists of all Secured Non-Tax Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed Secured Non-Tax Claim shall receive, at the Debtors’ option, either (i) Reinstatement of its Allowed Secured Non-Tax Claim or (ii) payment in full, in Cash, of the unpaid portion of its Allowed Secured Non-Tax Claim on

[2]	As provided under Section 3.2(h) of the Plan, the Debtors reserve the right to dilute the holders of Existing HoldCo Common Stock by issuing additional Existing HoldCo Common Stock rather than cancelling the Existing HoldCo Common Stock. To the extent the Debtors determine to issue additional Existing HoldCo Common Stock, Class 8 will be Unimpaired under the Plan, though the Debtors will still solicit the votes of holders of Class 8 Existing HoldCo Common Stock.

the latest of: (a) on or as soon as reasonably practicable after the Effective Date if such Allowed Secured Non-Tax Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Secured Non-Tax Claim is Allowed; and (c) the date such Allowed Secured Non-Tax Claim becomes due and payable, or as soon thereafter as is reasonably practicable.

(3)	Voting: Class 2 is Unimpaired and is not entitled to vote to accept or reject the Plan.

(c)	Class 3 — HoldCo Note Claims

(1)	Classification: Class 3 consists of all HoldCo Note Claims.

(2)	Allowance: The HoldCo Note Claims shall be Allowed in the amount of $1.34 billion, plus all applicable postpetition interest, charges and fees (as determined by the Bankruptcy Court or as otherwise agreed by the relevant parties).

(3)	Treatment: On the Effective Date, each holder of an Allowed HoldCo Note Claim shall receive its Pro Rata share of the HoldCo Noteholder New Common Stock Distribution. In addition, each holder of an Allowed HoldCo Note Claim as of the Subscription Commencement Date shall receive its Pro Rata share of the HoldCo Noteholder Subscription Rights.

(4)	Voting: Class 3 is Impaired. Each holder of a HoldCo Note Claim will be entitled to vote to accept or reject the Plan.

(d)	Class 4 — OpCo Funded Debt Claims

(1)	Classification: Class 4 consists of all OpCo Funded Debt Claims.

(2)	Allowance: The principal amount outstanding under the OpCo Funded Debt plus applicable prepetition interest shall be Allowed. Postpetition interest calculated at the Federal Judgment Rate or such other rate as determined by the Bankruptcy Court to render such Claims Unimpaired shall be Allowed. The allowance of any other amounts under the OpCo Notes MNPA or OpCo RCF shall be subject to determination by the Bankruptcy Court.

(3)	Treatment: As soon as reasonably practicable after, and to the extent that, a Class 4 Claim becomes Allowed, each holder of an Allowed Class 4 Claim shall be paid the amount of such Allowed Class 4 Claim in full in Cash.

(4)	Voting: Class 4 is Unimpaired. Each holder of an OpCo Funded Debt Claim shall be presumed to accept the Plan.

(e)	Class 5 — General Unsecured Claims

(1)	Classification: Class 5 consists of all General Unsecured Claims.

(2)	Allowance: The Allowed amount of any General Unsecured Claims shall reflect postpetition interest calculated at the Federal Judgment Rate or such other rate as determined by the Bankruptcy Court to render such Claims Unimpaired.

(3)	Treatment: Except to the extent that the holder of an Allowed General Unsecured Claim and the Debtor(s) agree to different treatment, as soon as reasonably practicable after a General Unsecured Claim becomes Allowed, each holder of an Allowed General Unsecured Claim shall either (a) be paid in full in Cash or (b) receive such other treatment rendering such Claim Unimpaired.

(4)	Voting: Class 5 is Unimpaired. Each holder of a General Unsecured Claim shall be presumed to accept the Plan.

(f)	Class 6 — Intercompany Claims

(1)	Classification: Class 6 consists of all Intercompany Claims.

(2)	Treatment: Each Intercompany Claim shall be, at the option of the Debtors or Reorganized Debtors, either (a) Reinstated as of the Effective Date; (b) cancelled, in which case no distribution shall be made on account of such Intercompany Claims; or (c) treated in such other manner as determined by the Debtors or Reorganized Debtors.

(3)	Voting: Class 6 is Unimpaired if the Class 6 Claims are Reinstated, Impaired if the Class 6 Claims are cancelled, and may be Unimpaired or Impaired if the Class 6 Claims are treated in another manner. Holders of Class 6 Claims are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code. Therefore, each holder of an Intercompany Claim will not be entitled to vote to accept or reject the Plan.

(g)	Class 7 — Intercompany Interests

(1)	Classification: Class 7 consists of all Intercompany Interests.

(2)	Treatment: Each Intercompany Interest shall be, at the option of the Debtors or Reorganized Debtors, either (a) Reinstated as of the Effective Date or (b) cancelled, in which case no distribution shall be made on account of such interests.

(3)	Voting: Class 7 is Unimpaired if the Class 7 Interests are Reinstated or Impaired if the Class 7 Interests are cancelled. Holders of Class 7 Interests are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code. Therefore, each holder of an Intercompany Interest will not be entitled to vote to accept or reject the Plan.

(h)	Class 8 — Existing HoldCo Common Stock

(1)	Classification: Class 8 consists of all Existing HoldCo Common Stock.

(2)	Treatment: On the Effective Date, each holder of Existing HoldCo Common Stock shall receive its Pro Rata share of the HoldCo Equityholder New Common Stock Distribution. In addition, each holder of Existing HoldCo Common Stock as of the Subscription Commencement Record Date shall receive its Pro Rata share of the HoldCo Equityholder Subscription Rights.

(3)	Voting: Class 8 is Impaired.[3] Each holder of Existing HoldCo Common Stock will be entitled to vote to accept or reject the Plan.

[3]	The Debtors reserve the right to dilute the holders of Existing HoldCo Common Stock by issuing additional Existing HoldCo Common Stock rather than cancelling the Existing HoldCo Common Stock. To the extent the Debtors determine to issue additional Existing HoldCo Common Stock, Class 8 will be Unimpaired under the Plan, though the Debtors will still solicit the votes of holders of Class 8 Existing HoldCo Common Stock.

(i)	Class 9 — Other Existing HoldCo Equity Interests

(1)	Classification: Class 9 consists of all Other Existing HoldCo Equity Interests.

(2)	Treatment: On the Effective Date, each Other Existing HoldCo Equity Interest shall be cancelled and of no further force and effect, and the holders thereof shall not receive or retain any distribution on account of their Other Existing HoldCo Equity Interests.

(3)	Voting: Class 9 is Impaired. Each holder of an Other Existing HoldCo Equity Interest will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Other Existing HoldCo Equity Interests are not entitled to vote to accept or reject the Plan.

3.3	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

3.4	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Existing HoldCo Common Stock, or a Claim temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

3.5	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims or Interests in such Class.

3.6	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, to the extent permitted or required by the Bankruptcy Code, to modify the Plan in accordance with Article X of this Plan to the extent, if any, that Confirmation (including Confirmation pursuant to section 1129(b) of the Bankruptcy Code) requires modification of any provision of the Plan, including, without limitation, by (a) modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules, (b) reclassifying any Claim or Interest in one particular Class together with any substantially similar Claim or Interest in a different Class, as applicable, to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules, and/or (c) withdrawing the Plan as to an individual Debtor at any time before the Confirmation Date.

3.7	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of the New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.

ARTICLE IV

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

4.1	Restructuring Transactions

On the Effective Date, or as soon as reasonably practicable thereafter in the case of clauses (b), (c), (d), and (e) below, the Reorganized Debtors shall take all actions as may be necessary or appropriate in accordance with the Plan Support Agreement to effectuate the Restructuring Transactions, including, without limitation: (a) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and Plan Support Agreement, and that satisfy the requirements of applicable law and any other terms in accordance with the Plan to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms in accordance with the Plan for which the applicable Entities agree that are necessary to consummate the Plan; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (d) such other transactions that are required to effectuate the Restructuring Transactions; and (e) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law and in accordance with the Plan, but in each case only to the extent not inconsistent with the Plan Support Agreement and the Backstop Commitment Agreement.

4.2	General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests.

As of the Effective Date, the Debtors are authorized to implement and shall implement the REX Settlement. For the avoidance of any doubt, for purposes of the Plan, the Claim asserted by REX pursuant to Proof of Claim No. 279 shall be Allowed in the amount of $150,000,000 and shall be treated in accordance with the REX Settlement.

4.3	New Common Stock

All existing Interests in HoldCo shall be cancelled as of the Effective Date and Reorganized HoldCo shall issue the New Common Stock to the holders of Claims and Interests entitled to receive New Common Stock pursuant to the Plan, the Rights Offering Procedures, and the Backstop Commitment Agreement. The issuance of New Common Stock shall be authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable. Reorganized HoldCo’s New Organizational Documents shall authorize the issuance and distribution on the Effective Date of New Common Stock to the Distribution Agent for the benefit of holders of Allowed Claims in Class 3 and Existing HoldCo Common Stock in Class 8. All New Common Stock issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

4.4	Rights Offering

The Debtors shall distribute the Subscription Rights and Rights Offering Shares to the Rights Offering Participants as set forth in the Plan and the Rights Offering Procedures. Pursuant to the Backstop Commitment Agreement and the Rights Offering Procedures, the Rights Offering shall be open to all Rights Offering Participants, and (a) Rights Offering Participants that are holders of Allowed HoldCo Note Claims shall be entitled to participate in the Rights Offering to receive up to a maximum amount of each holder’s Pro Rata share of the HoldCo Noteholders Rights Offering Shares, and (b) Rights Offering Participants that are holders of Existing HoldCo Common Stock shall be entitled to participate in the Rights Offering to receive up to a maximum amount of each holder’s Pro Rata share of the HoldCo Equityholders Rights Offering Shares.

Upon exercise of the Subscription Rights by the Rights Offering Participants pursuant to the terms of the Backstop Commitment Agreement and the Rights Offering Procedures, the Reorganized Debtors shall be authorized to issue the New Common Stock in accordance with the Plan, the Backstop Commitment Agreement, and the Rights Offering Procedures.

In addition, on the Effective Date, New Common Stock in an amount equal to the Commitment Premium shall be distributed to the Backstop Parties under and as set forth in the Backstop Commitment Agreement, the Backstop Approval Order, and the Plan Term Sheet.

4.5	Exit Facility

On the Effective Date, Reorganized OpCo and the other Reorganized Debtors to be party thereto shall enter into the Exit Facility Documents, including, without limitation, any documents required in connection with the creation or perfection of Liens in connection therewith, in accordance with the Exit Financing Agreements and Exit Financing Order. The Confirmation Order shall include approval of the Exit Facility and the Exit Facility Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, authorization of Reorganized OpCo and the other Reorganized Debtors to be party thereto to enter into and execute the Exit Facility Documents, and authorization for the Reorganized OpCo and the other Reorganized Debtors to create or perfect the Liens in connection therewith.

The lenders under the Exit Facility shall have valid, binding and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Facility Documents are granted in good faith as an inducement to the lenders under the Exit Facility to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the Exit Facility Documents. The Exit Revolver and the Exit Term Loan shall be pari passu for all purposes; the provisions of the Exit Facility Documents setting forth the payment priority of each of the Exit Facilities shall be fully enforceable in accordance with their terms.

4.6	Exemption from Registration Requirements

(a)	New Common Stock

All shares of New Common Stock issued under the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon either (a) section 1145 of the Bankruptcy Code or (b) section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. All shares of New Common Stock issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.

Persons who purchase the New Common Stock pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Common Stock without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A (if available) or any other registration exemption under the Securities Act, or if such securities are registered with the Securities and Exchange Commission.

All shares of New Common Stock issued to holders of Allowed HoldCo Note Claims and holders of Existing HoldCo Common Stock (including to the Backstop Parties) on account of their Claims or Interests, including the Rights Offering Shares and the New Common Stock issued on account of the Commitment Premium, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code. All Unsubscribed Shares of New Common Stock issued to the Backstop Parties pursuant to the Backstop Commitment Agreement (other than shares of New Common Stock issued on account of the Commitment Premium) will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

The Registration Rights Agreement shall be in the form included within the Plan Supplement and: (a) shall be effective as of the Effective Date and shall provide, inter alia, that: (i) Each HoldCo Equityholder and HoldCo Noteholder receiving at least ten percent (10%) or more of the New Common Stock issued under the Plan and/or the Rights Offerings or that cannot sell its New Common Stock under Rule 144 of the Securities Act without volume or manner of sale restrictions and (ii) each Backstop Party, in each case, shall be entitled to registration rights that are customary for a transaction of this nature, and (b) shall provide for customary demand, shelf and piggyback registration rights with respect to all New Common Stock beneficially owned by such Persons or their successors in interest (whether acquired at the Effective Date or thereafter) and shall provide for a shelf registration statement to be filed by the Debtors for the benefit of such Persons within ten (10) Business Days following the later of (i) the Effective Date and (ii) the filing of the Debtors’ Annual Report on Form 10-K for the year ended December 31, 2016.

The Debtors shall, on or before the Effective Date, take such action as the Debtors shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the offer and sale of the Unsubscribed Shares (as defined in the Backstop Commitment Agreement) to the Backstop Parties pursuant to the Backstop Commitment Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Backstop Parties on or prior to the Effective Date. The Reorganized Debtors shall timely make all filings and reports relating to the offer and sale of the Unsubscribed Shares issued under the Plan as provided for in the Backstop Commitment Agreement required under applicable securities and “Blue Sky” Laws of the states of the United States following the Effective Date. The Debtors or the Reorganized Debtors, as applicable, shall pay all fees and expenses in connection with satisfying its obligations under this paragraph.

Unless otherwise requested by the Required Consenting Parties, the Reorganized Debtors shall use commercially reasonable efforts to promptly make, when applicable from time to time after the Closing, all Unlegended Shares eligible for deposit with The Depository Trust Company. The Confirmation Order shall provide that The Depository Trust Company shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the Unlegended Shares are exempt from registration and/or eligible for The Depository Trust Company book-entry delivery, settlement, and depository services. The Debtors will use commercially reasonable efforts to cause the New Common Shares to become publicly traded and listed on the NASDAQ, New York Stock Exchange, or another national securities exchange on or as soon as reasonably practicable after the Effective Date.

(b)	Exit Notes

If issued by Reorganized OpCo, the Exit Notes may be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 4(a)(2) of the Securities Act and/or Rule 144A, Regulation S and/or Regulation D promulgated thereunder. All Exit Notes issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act and/or Rule 144A, Regulation S and/or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.

Persons who purchase the Exit Notes pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act and/or Rule 144A, Regulation S and/or Regulation D promulgated thereunder will hold “restricted securities.” Holders of the Exit Notes will be permitted to resell Exit Notes without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A (if available) or any other registration exemption under the Securities Act, or if such securities are registered with the Securities and Exchange Commission. To the extent the Exit Notes are issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 4(a)(2) of the Securities Act and/or Rule 144A, Regulation S and/or Regulation D promulgated thereunder, the Exit Noteholders shall have the benefit of the Exit Notes Registration Rights Agreement.

If the Exit Notes are issued, the Exit Notes Registration Rights Agreement (a) shall be effective on, prior to, or subsequent to the Effective Date, (b) shall entitle the Exit Noteholders to registration rights that are customary for a transaction of this nature and (c) shall include such terms as are consistent with those set forth in the Exit Financing Agreements.

The Debtors shall, on or before the offering of the Exit Notes, take such action as the Debtors shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the offer and sale of the Exit Notes under applicable securities and “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Commitment Parties on or prior to the offering of the Exit Notes. The Debtors or the Reorganized Debtors, as applicable, shall pay all reasonable fees and expenses in connection with satisfying its obligations under this paragraph.

The Reorganized Debtors shall use commercially reasonable efforts to promptly make the Exit Notes eligible for deposit with The Depository Trust Company.

4.7	Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and be consistent with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

4.8	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances, except for those Liens, Claims, charges, or other encumbrances arising from or related to the Exit Facility Documents. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

4.9	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan: (1) the obligations of the Debtors under the HoldCo Notes Indentures, the OpCo Notes MNPA, the OpCo RCF, all Interests in HoldCo, and each certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest shall be cancelled and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificates or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided, that notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of enabling holders of Allowed Claims and Existing HoldCo Common Stock to receive distributions under the Plan as provided herein; provided, further, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan; provided, further, that nothing in this section shall effect a cancellation of any New Common Stock, Intercompany Interests, or Intercompany Claims.

4.10	Corporate Action

On the Effective Date, or as soon thereafter as is reasonably practicable in the case of clauses (a), (e), (f), and (g) below, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable: (a) the adoption and/or filing of the New Organizational Documents; (b) the selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board; (c) the authorization, issuance, and distribution of New Common Stock, including upon the exercise of the Holdco Equityholder Subscription Rights and Holdco Noteholder Subscription Rights; (d) the execution of and entry into the Exit Facility Documents; (e) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (f) the implementation of the Restructuring Transactions; and (g) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of the Reorganized Debtors and any corporate action required by the Debtors or the other Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, Reorganized HoldCo, or the other Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of the Reorganized Debtors, including any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Section 4.10 shall be effective notwithstanding any requirements under non-bankruptcy law.

4.11	Corporate Existence

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

4.12	Charter, Bylaws, and New Organizational Documents

On the Effective Date, the Debtors’ respective certificates of incorporation and bylaws (and other formation and constituent documents relating to limited liability companies) shall be amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code. The New Organizational Documents shall, among other things: (a) authorize the issuance of the New Common Stock; (b) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity Securities; and (c) incorporate and give effect to the provisions set forth in Section 4.15 of the Plan. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of such documents.

4.13	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions in a manner not inconsistent with the Plan Support Agreement or Backstop Commitment Agreement as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan, including, without limitation, as set forth in Section 4.15 of the Plan.

4.14	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; or (d) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

4.15	Directors and Officers

The New Board shall have seven (7) members. The five (5) members of the HoldCo Board as of the date prior to the Effective Date shall remain on the New Board post-Effective Date and two (2) additional directors reasonably acceptable to the Chairman of the pre-Effective Date HoldCo Board shall be selected prior to the Effective Date by the existing board of directors after solicitation from a list of director candidates proposed by individual members of the HoldCo Noteholder Committee and the Equityholder Committee. These two (2) additional directors shall have a two-year term and the votes of such directors shall be required to approve any Material M&A Transaction during such two-year term. Michael D. Watford shall remain Chairman of the New Board post-Effective Date.

4.16	Employee Arrangements of the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement, all written employment, severance, retirement, indemnification, and other similar employee-related agreements or arrangements in place as of the Effective Date with the Debtors, retirement income plans and welfare benefit plans, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees, shall be assumed by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. Notwithstanding the foregoing, and unless otherwise provided in the Plan Supplement, all plans or programs calling for stock grants, stock issuances, stock reserves, or stock options shall be deemed rejected with regard to such issuances, grants, reserves, and options. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

4.17	Management Incentive Plan

The Plan provides for the establishment of the Management Incentive Plan under which 7.5% of the fully-diluted, fully-distributed shares of HoldCo will be reserved for issuance to management (the “Share Reserve”). Forty percent (40%) of the Share Reserve will be granted to members of management identified by the pre-Effective Date HoldCo Board (the “Initial MIP Grants”) on the Effective Date in the form of full shares (or equivalent) and will vest as follows: (i) one-third (1/3) of the Initial MIP Grants will vest on the Effective Date; (ii) one-third (1/3) of the Initial MIP Grants will vest, if at all, at such time when the total enterprise value of the Reorganized Debtors equals or exceeds the Settlement Plan Value based upon the volume weighted average price of the New Common Stock during a consecutive 30-day period; and (iii) one-third (1/3) of the Initial MIP Grants will vest, if at all, at such time when the total enterprise value of the Reorganized Debtors equals or exceeds 110% of the Settlement Plan Value based upon the volume weighted average price of the New Common Stock during a consecutive 30-day period; provided, however, that if any Initial MIP Grants do not vest before the fifth anniversary of the Effective Date, such Initial MIP Grants shall automatically expire; and (ii) the remaining sixty percent (60%) of the Share Reserve will be available to be granted by the New Board from time to time to management. The Management Incentive Plan shall dilute all of the New Common Stock.

4.18	Preservation of Causes of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in, or according to the terms of, the Plan, including pursuant to Article VIII of this Plan or a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in, or according to the terms of, the Plan, including pursuant to Article VIII of this Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Section 4.18 include any claim or Cause of Action with respect to, or against, a Released Party.

In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action preserved pursuant to the first paragraph of this Section 4.18 that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

4.19	Indenture Trustee Expenses

On the Effective Date, the Debtors shall distribute Cash to the HoldCo Notes Indenture Trustee in an amount equal to the Indenture Trustee Expenses. If the Debtors, Reorganized Debtors or Equityholder Committee dispute the reasonableness of the Indenture Trustee Expenses, the Debtors, the Reorganized Debtors, or the HoldCo Notes Indenture Trustee, as applicable, may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of such fees or expenses and the disputed portion of the Indenture Trustee Expenses shall not be paid until the dispute is resolved. The undisputed portion of the Indenture Trustee Expenses shall be paid as provided herein. Nothing contained herein shall otherwise affect the right of the HoldCo Notes Indenture Trustee from asserting its Indenture Trustee Charging Lien, to the extent applicable under the terms of the HoldCo Notes Indentures; provided, however, that upon the full and indefeasible payment of the Indenture Trustee Expenses, the Indenture Trustee Charging Lien shall be deemed released and discharged in full. For the avoidance of doubt, the HoldCo Notes Indenture Trustee shall not be required to file a Proof of Claim on account of either the HoldCo Note Claims or the Indenture Trustee Expenses.

4.20	Reimbursement of Certain Fees and Expenses

Without any further notice to or action, order or approval of the Bankruptcy Court, except as otherwise paid in accordance with the Plan Support Agreement and the Backstop Commitment Agreement, the Debtors or Reorganized Debtors shall pay on the Effective Date all reasonable, documented fees, costs and expenses of counsel and other professional advisors engaged by the HoldCo Noteholder Committee and the Equityholder Committee in accordance with the Plan Support Agreement and Backstop Commitment Agreement, including, without limitation (a) Brown Rudnick LLP, as co-counsel to the Equityholder Committee, (B) Gray, Reed & McGraw, P.C., as co-counsel to the Equityholder Committee, (c) Peter J. Solomon Company, as financial advisor to the Equityholder Committee, (d) Paul Weiss, as co-counsel to the HoldCo Noteholder Committee, (e) Porter Hedges LLP, as co-counsel to the HoldCo Noteholder Committee, and (f) Houlihan Lokey, as financial advisor to the HoldCo Noteholder Committee. In accordance with the Plan Support Agreement and Backstop Commitment Agreement, the Reorganized Debtors shall pay the reasonable, documented fees, costs and expenses of such counsel and other professional advisors incurred within three (3) months following the Effective Date, but only to the extent such costs and expenses relate to services rendered in the course of consummation and implementation of the Plan or as contemplated under the Plan, whether such fees, costs and expenses were previously incurred or invoiced.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein and under the Backstop Approval Order, and following consultation with counsel to the Equityholder Committee and counsel to the HoldCo Noteholder Committee, all Executory Contracts or Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, regardless of whether such Executory Contract or Unexpired Lease is set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, other than: (1) those that are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject that is pending on the Effective Date or pursuant to which the requested effective date of rejection is after the Effective Date.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the assumptions, assumptions and assignments, or rejections, as applicable, of such Executory Contracts or Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume or reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date.

5.2	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Proofs of Claim with respect to Claims against any Debtor arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claim arising from the rejection of an Executory Contract or Unexpired Lease that is not Filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any such Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. Claims arising from the rejection of the Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Section 3.2 of this Plan.

5.3	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under an Assumed Executory Contract or Unexpired Lease, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount, as reflected in the applicable Cure Notice, in Cash on the Effective Date or as soon as reasonably practicable thereafter, subject to the limitations described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases, and the Debtors, in consultation with counsel to the Equityholder Committee and counsel to the HoldCo Noteholder Committee, may otherwise agree.

At least 20 days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices to the applicable third parties. Any objection by a counterparty to an Executory Contract or Unexpired Lease to the proposed assumption or related Cure amount must be Filed, served and actually received by the Debtors at least seven days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure amount will be deemed to have assented to such assumption or Cure amount. Notwithstanding anything herein to the contrary, in the event that any Executory Contract or Unexpired Lease is removed from the Schedule of Rejected Executory Contracts and Unexpired Leases after such 20-day deadline, a Cure Notice with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof and a noticed hearing set to consider whether such Executory Contract or Unexpired Lease can be assumed.

In the event of an unresolved dispute regarding (1) the amount of any Cure Claim, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, assignment, or the Cure payments required by section 365(b)(1) of the Bankruptcy Code, such dispute shall be resolved by a Final Order of the Bankruptcy Court (which may be the Confirmation Order).

If the Bankruptcy Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or Reorganized Debtors, as applicable, following consultation with counsel to the Equityholder Committee and counsel to the HoldCo Noteholder Committee, will have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults by any Debtor, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

5.4	Indemnification

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ governance documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ directors, officers, employees, or agents that were employed by, or serving on the board of directors of, any of the Debtors as of the Petition Date, to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the

Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in this Plan to the contrary, none of the Reorganized Debtors will amend and/or restate their respective governance documents or the New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

5.5	Insurance Policies

Notwithstanding anything in the Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto, including all D&O Liability Insurance Policies (including tail coverage liability insurance). Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of insurance policies, including the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be filed, and shall survive the Effective Date.

After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce, modify or restrict in any way, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date of the Plan shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date of the Plan.

5.6	Contracts and Leases After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed under section 365 of the Bankruptcy Code, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Such contracts and leases that are not rejected under the Plan will survive and remain unaffected by entry of the Confirmation Order.

5.7	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

5.8	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

5.9	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1	Distributions on Account of Claims Allowed and Existing HoldCo Common Stock Outstanding as of the Distribution Record Date

(a)	Delivery of Distributions in General

Except as otherwise provided herein, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Claim or Interest, the Distribution Agent shall make distributions to holders of Allowed Claims and Existing HoldCo Common Stock, as applicable, as of the Distribution Record Date, at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution, and in accordance with the Rights Offering Procedures.

If a Claim is not an Allowed Claim as of the Effective Date, the Distribution Agent shall distribute the full amount of the distributions that the Plan provides for holders of Allowed Claims in each applicable Class by no later than the later of (i) the date provided for distribution under Article III of the Plan and (ii) as soon as reasonably practicable after allowance of such Claim.

6.2	Delivery of Distributions

(a)	Record Date for Distributions to Holders of Non-Publicly Traded Securities

On the Effective Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record holders, if any, listed on the Claims Register as of the close of business on the Effective Date. Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate, is transferred and the Debtors have been notified in writing of such transfer less than 10 days before the Effective Date, the Distribution Agent shall make distributions to the transferee (rather than the transferor) only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b)	Distribution Process

The Distribution Agent shall make all distributions required under the Plan, except that distributions to holders of Allowed Claims governed by a separate agreement, which shall include the HoldCo Notes Indentures, the OpCo RCF, and the OpCo Notes MNPA, and administered by a Servicer, including the HoldCo Notes Indenture Trustee, and the OpCo RCF Agent, shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement. Except as otherwise provided herein, and notwithstanding any authority to the contrary, distributions to holders of Allowed Claims and Existing HoldCo Common Stock, including Claims that become Allowed after the Effective Date, shall be made to holders of record as of the Effective Date by the Distribution Agent or a Servicer, as appropriate: (1) to the address of such holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 10 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors’

books and records, no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address on or before the date that is 10 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan. In addition, notwithstanding anything to contrary contained herein, including this Section 6.2, distributions under the Plan to holders of publicly traded securities shall be made in accordance with customary distribution procedures applicable to such securities.

(c)	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

(d)	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

(e)	Fractional, Undeliverable, and Unclaimed Distributions

(1)	Fractional Distributions. Whenever any distribution of fractional shares of New Common Stock would otherwise be required pursuant to the Plan, the actual distribution shall reflect a rounding of such fraction to the nearest whole share (up or down) with half shares or less being rounded down. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

(2)	Undeliverable and Unclaimed Distributions. If any distribution to a holder of an Allowed Claim (including any Claim on account of any royalty, working interest, or related interest) or Existing HoldCo Common Stock, as applicable, is returned to the Distribution Agent as undeliverable, no further distributions shall be made to such holder unless and until the Distribution Agent is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property (including any property on account of any Claim on account of any royalty, working interest, or related interest) shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and, to the extent such Unclaimed Distribution is New Common Stock, shall be deemed cancelled. Upon such revesting, the Claim of the holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

(f)	Surrender of Cancelled Instruments or Securities

On the Effective Date, each holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a Servicer). Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, this Section 6.2(f) shall not apply to any Claims and Interests reinstated pursuant to the terms of the Plan.

6.3	Minimum Distributions

Holders of Allowed Claims entitled to distributions of $50 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of this Plan and its holder shall be forever barred pursuant to Article VIII of this Plan from asserting that Claim against the Reorganized Debtors or their property.

6.4	Claims Paid or Payable by Third Parties

(a)	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall repay, return, or deliver any distribution held by or transferred to the holder to the applicable Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b)	Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Notice and Claims Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)	Applicability of Insurance Policies

Except as otherwise provided herein, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

6.5	Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effectuate such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such holder.

6.6	Allocation Between Principal and Accrued Interest

Except as otherwise provided herein, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to interest, if any, on such Allowed Claim accrued through the Effective Date.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

7.1	Allowance of Claims and Interests

After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses its predecessor Debtor had with respect to any Claim or Interest immediately before the Effective Date.

7.2	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors shall have the sole authority, without prior notice to, or approval by the Bankruptcy Court, to: (1) File, withdraw, or litigate to judgment objections to Claims; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

7.3	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim that is disputed, contingent, or unliquidated, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. In addition to the foregoing, the Debtors shall comply with the claims determination procedures set forth in Section 7.1(r) of the Backstop Commitment Agreement, as and to the extent provided therein.

7.4	Adjustment to Claims without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors without an objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

7.5	[Reserved.]

7.6	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors. All Proofs of Claim Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim filed after the Claims Bar Date, Administrative Claims Bar Date, or deadline for filing Proofs of Claim based on the rejection of an Executory Contract or Unexpired Lease, as applicable, shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

7.7	Amendments to Claims; Additional Claims

On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court.

7.8	No Distributions Pending Allowance

Unless otherwise provided under the Plan, if an objection to a Claim or portion thereof is Filed as set forth in Article VII of this Plan, no payment or distribution provided under the Plan shall be required to be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

7.9	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. On the next Distribution Date following the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, or as otherwise agreed, the Reorganized Debtors shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law.

7.10	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed

100% of the underlying Allowed Claim plus applicable interest. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as a particular case is closed, dismissed, or converted.

ARTICLE VIII

EFFECT OF CONFIRMATION OF THE PLAN

8.1	Discharge of Claims and Termination of Interests

Except as otherwise provided for herein, effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

Nothing in the Confirmation Order or the Plan discharges, releases, precludes, or enjoins: (i) any liability to any Governmental Unit that is not a Claim; (ii) any Claim of a Governmental Unit arising on or after the Effective Date; (iii) any police or regulatory liability to a Governmental Unit that any Entity would be subject to under applicable non-bankruptcy law as the owner or operator of property after the Effective Date; or (iv) any liability to a Governmental Unit under applicable non-bankruptcy law on the part of any Entity other than the Debtors or Reorganized Debtors. Nor shall anything in the Confirmation Order or the Plan enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence. Nothing in the Confirmation Order or the Plan shall affect any setoff or recoupment rights of any Governmental Unit under section 553 of the Bankruptcy Code or applicable non-bankruptcy law. Nothing in the Confirmation Order or the Plan divests any tribunal of any jurisdiction it may have under police or regulatory law to adjudicate any defense asserted under the Confirmation Order or the Plan. Nothing in the Confirmation Order or the Plan shall require the United States to file a request for the payment of an expense described in section 503(b)(1)(B) or (C) of the Bankruptcy Code as a condition of it being an Allowed Administrative Claim.

8.2	Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Action brought as counterclaims or defenses to Claims asserted against the Debtors), the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Backstop Commitment Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Rights Offering, the Backstop Commitment

Agreement, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any individual from any claim related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud or willful misconduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

8.3	Releases by Holders of Claims and Interests

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Backstop Commitment Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Rights Offering, the Backstop Commitment Agreement, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction; (b) any post-Effective Date obligations of any party or Entity under the Plan Support Agreement, the Backstop Commitment, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or Plan Supplement; or (c) any individual from any claim related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud or willful misconduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Section 8.3, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that each release described in this Section 8.3 is: (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good faith settlement and compromise of such Claims; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to this Section 8.3.

8.4	Exculpation

Notwithstanding anything contained herein to the contrary, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Backstop Commitment Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Plan, the Plan Supplement, the Plan Support Agreement, the Rights Offering, the Backstop Commitment Agreement, the Exit Facility, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

8.5	Injunction

Except as otherwise provided herein or for obligations issued pursuant hereto, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Section 8.3 of this Plan, discharged pursuant to Section 8.1 of this Plan, or are subject to exculpation pursuant to Section 8.4 of this Plan shall be permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests discharged, released, exculpated, or settled pursuant to the Plan.

8.6	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

8.7	Release of Liens

Except as otherwise specifically provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors or any holder of a Secured Claim.

8.8	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent, or (b) the relevant holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

8.9	Recoupment

In no event shall any holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

8.10	Subordination Rights

Any distributions under the Plan to holders of Claims or Existing HoldCo Common Stock shall be received and retained free from any obligations to hold or transfer the same to any other holder and shall not be subject to levy, garnishment, attachment, or other legal process by any holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

9.1	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 9.2 of this Plan:

(a) the Disclosure Statement Order, Backstop Approval Order and Confirmation Order shall have been entered by the Bankruptcy Court, each of which shall be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Parties, and such orders shall have become Final Orders that have not been stayed, modified or vacated on appeal;

(b) the Canadian Court shall have entered an order recognizing the Confirmation Order;

(c) the Definitive Documentation shall satisfy the Definitive Documentation Plan Support Agreement Requirements;

(d) all governmental and material third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(e) the Plan and the Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made thereto, shall have been Filed in a manner consistent in all respects with the Plan Support Agreement and the Backstop Commitment Agreement, and any modifications made after the Confirmation Date but prior to the Effective Date shall have been made in accordance with Section 10.1 of this Plan;

(f) all conditions precedent to the issuance of the New Common Stock, other than any conditions related to the occurrence of the Effective Date, shall have occurred;

(g) the Debtors shall have implemented the Restructuring Transactions, including the Rights Offering, and all transactions contemplated herein, in a manner consistent in all respects with the Plan Support Agreement, the Plan Term Sheet, the Backstop Commitment Agreement, and the Plan;

(h) the Exit Facility Documents shall have been executed and delivered by all of the Entities that are parties thereto, all conditions precedent to the consummation of the Exit Facility shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Facility shall have occurred, in each case, prior to or substantially contemporaneous with the Effective Date;

(i) all documents and agreements necessary to implement the Plan shall have been executed, and all conditions precedent to the effectiveness of such documents shall have been satisfied or waived pursuant to the terms thereof (or will be satisfied and waived substantially concurrently with the occurrence of the Effective Date);

(j) the New Organizational Documents shall have been duly filed with the applicable authorities in the relevant jurisdictions;

(k) the Plan Support Agreement shall not have terminated and shall be in full force and effect, and the Debtors and the Consenting Equityholders and Consenting Noteholders shall be in compliance therewith;

(l) the Backstop Commitment Agreement shall not have terminated and shall be in full force and effect, and the Debtors and the Backstop Parties shall be in substantial compliance therewith, and all conditions precedent to the obligations of the Backstop Parties to consummate the transactions contemplated thereby shall be satisfied (or waived in accordance with the terms of the Backstop Commitment Agreement) prior to or on the Effective Date; and

(m) the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Amount.

9.2	Waiver of Conditions Precedent

The conditions to the Effective Date set forth in Section 9.1 of this Plan may be waived with the prior written consent of the Debtors and the Required Consenting Parties at any time or as otherwise provided in the Plan Support Agreement and the Backstop Commitment Agreement, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan. The failure of the Debtors or Reorganized Debtors, as applicable, or the Required Consenting Parties, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

9.3	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur on or before the termination of the Plan Support Agreement or the Backstop Commitment Agreement, then: (a) the Plan will be null and void in all respects; (b) nothing contained in the Plan, the Disclosure Statement, the Backstop Commitment Agreement, or the Plan Support Agreement shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action by an Entity; (ii) prejudice in any manner the rights of any Debtor or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the Plan Support Agreement and Backstop Commitment Agreement that survive termination of those agreements shall remain in effect in accordance with the terms thereof.

9.4	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

10.1	Modification of Plan

Subject to the limitations and terms contained in the Plan, the Plan Support Agreement, the Exit Financing Agreements, the Backstop Commitment Agreement, and the approval rights of the Required Consenting Parties set forth therein, the Debtors reserve the right to (1) amend or modify the Plan before the entry of the Confirmation Order consistent with the terms set forth herein; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, the Plan Support Agreement, the Backstop Commitment Agreement, and the Exit Financing Agreements, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein.

10.2	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

10.3	Revocation or Withdrawal of Plan

The Debtors reserve the right, subject to the terms of the Plan Support Agreement and the approval rights of the Required Consenting Parties set forth therein and the Exit Financing Agreements and the approval rights of the Exit Commitment Parties set forth therein, to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (2) prejudice in any manner the rights of any Debtor or any other Entity, or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the Plan Support Agreement, the Backstop Commitment Agreement, and the Exit Financing Agreements that survive termination of those agreements shall remain in effect in accordance with the terms thereof.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim against a Debtor, including the resolution of any request for payment of any Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to holders of Allowed Claims and Existing HoldCo Common Stock are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

10. hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim for amounts not timely repaid pursuant to Section 6.4(a) of this Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of this Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

11. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

12. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

13. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

14. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

15. enforce all orders previously entered by the Bankruptcy Court;

16. decide and resolve all matters related to the Rights Offering;

17. decide and resolve all matters related to the OpCo Funded Debt Claims; and

18. hear any other matter not inconsistent with the Bankruptcy Code;

provided, that on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over matters arising out of or related to the Exit Financing Agreements and the Exit Facility Documents, and all parties in interest thereunder shall submit to the non-exclusive jurisdiction of any state or federal court of competent jurisdiction in New York County, State of New York in accordance therewith.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any holder of a Claim or Interest has voted on the Plan.

12.2	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan; provided, that such agreements and other documents shall be consistent in all material respects with the terms and conditions of the Plan Support Agreement and Backstop Commitment Agreement, including the condition that such documents be in form and substance reasonably satisfactory to the Required Consenting Parties. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

12.3	Dissolution of the Committee

On the Effective Date, the Committee shall dissolve automatically and the members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter

11 Cases and under the Bankruptcy Code, except for the limited purpose of prosecuting requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date by the Committee and its Professionals.

12.4	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid in accordance with Section 2.4 of this Plan.

12.5	Royalty Interests, Overriding Royalty Interests, Net Profit Interests and Working Interests

For purposes of the Plan, Oil and Gas Property Rights: (a) shall not constitute property of any Debtor’s Estate for purposes of section 541 of the Bankruptcy Code; (b) shall not constitute a Claim for purposes of the Plan; and (c) shall not be classified as a Claim for purposes of Article II or Article III of the Plan.

The Plan shall not: (x) discharge, release, enjoin, or otherwise impair any Oil and Gas Property Rights; and/or (y) discharge, release, enjoin, or otherwise impair (including with respect to priority) any Liens, whether contractual or statutory, securing any Oil and Gas Property Rights.

Holders of any Oil and Gas Property Rights will receive, in the ordinary course of business according to ordinary payment terms and practices, any payments owed to such holders and attributable to revenue held for distribution to them by the Debtors or the Reorganized Debtors, as applicable, under applicable nonbankruptcy law. All Proofs of Claim Filed on account of any such ordinary course revenue payments on account of any Oil and Gas Property Rights held for distribution by the Debtors shall be deemed satisfied and expunged from the Claims Register to the extent such payments have been distributed to the Entity that filed such Proof of Claim, without any further notice to or action, order, or approval of the Bankruptcy Court, as entry of the Confirmation Order or the date of distribution of the applicable revenue payment, whichever is later.

The rights, claims, and defenses of the Debtors and any holder of any Oil and Gas Property Right with respect to such matters shall be deemed fully reserved and preserved in all respects.

12.6	Reservation of Rights

The Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

12.7	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

12.8	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	Ultra Petroleum Corp. 400 N. Sam Houston Parkway E., Suite 1200 Houston, Texas 77060 Attn: Chief Financial Officer

Counsel to the Debtors

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn: David R. Seligman, P.C.

         Gregory F. Pesce

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Christopher T. Greco

         Matthew C. Fagen

Counsel to the HoldCo Noteholder Committee

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attn: Andrew N. Rosenberg

         Elizabeth R. McColm

Porter Hedges LLP

1000 Main St

Houston, TX 77002

Attn: John F. Higgins

         Joshua W. Wolfshohl

Counsel to the Equityholder Committee	Brown Rudnick LLP Seven Times Square New York, New York 10036 Attn: Edward Weisfelner Howard Steel

The Committee	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attn.: Alfredo R. Pèrez

The U.S. Trustee	Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3401 Houston, Texas 77002 Attn.: Christine March

12.9	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

12.10	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.11	Plan Supplement

After any of such documents included in the Plan Supplement are filed, copies of such documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from http://dm.epiq11.com/UPT/info or the Bankruptcy Court’s website at www.txs.uscourts.gov. Unless otherwise ordered by the Bankruptcy Court, to the extent any document in the Plan Supplement is inconsistent with the terms of the Plan, the Plan shall control.

12.12	Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, that any such alteration or interpretation shall be consistent with the Plan Support Agreement and in form and substance reasonably satisfactory to the Required Consenting Parties. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent, consistent with the terms set forth herein; and (c) nonseverable and mutually dependent.

12.13	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Rights Offering Participants, the Consenting HoldCo Noteholders, the Consenting HoldCo Equityholders, and each of their respective Affiliates, agents, representatives, members, principals, equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

12.14	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided, that, following the Effective Date, the Reorganized Debtors may seek to close certain of the Chapter 11 Cases, other than the Chapter 11 Case pending for HoldCo, that have been fully administered, notwithstanding the fact that the reconciliation of Claims is ongoing.

12.15	Waiver or Estoppel

Each holder of a Claim shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court or the Notice and Claims Agent prior to the Confirmation Date.

[Remainder of page intentionally left blank]

Dated: February 8, 2017	ULTRA PETROLEUM CORP. on behalf of itself and all other Debtors

/s/ DRAFT
Michael D. Watford
Chairman of the Board, President, and Chief Executive Officer

Execution Version

EXHIBIT B

$400.0 Million Senior Secured First Lien Revolving Credit Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Revolving Credit Facility (the “RBL Term Sheet”). Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibit E thereto.

1. PARTIES AND CERTAIN DEFINITIONS

Borrower:	Ultra Resources, Inc., a Wyoming corporation (the “Borrower”)

Guarantors:	Ultra Petroleum Corp., a Yukon corporation (the parent of the Borrower, “Holdco”), and each of the Borrower’s direct and indirect, existing and future, wholly-owned domestic subsidiaries (collectively, the “Guarantors”; together with the Borrower, the “Loan Parties”).

Lead Arranger and Bookrunner:	Barclays Bank PLC (in such capacity, the “RBL Lead Arranger”).

Administrative Agent:	Barclays Bank PLC (in such capacity, the “RBL Administrative Agent”).

Syndication Agents:	At the option of the Borrower, one or more financial institutions identified by the Borrower and reasonably acceptable to the RBL Lead Arranger may be appointed by the Borrower as a syndication agent as contemplated in the Commitment Letter.

Documentation Agents:	At the option of the Borrower, one or more financial institutions identified by the Borrower and reasonably acceptable to the RBL Lead Arranger may be appointed by the Borrower as a documentation agent as contemplated in the Commitment Letter.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Commitment Parties reasonably acceptable to the Borrower (collectively, the “RBL Lenders”).

Majority Lenders:	RBL Lenders holding more than 50.0% of the aggregate amount of the Revolving Loans and participations in Letters of Credit and unused commitments under the Revolving Credit Facility (the “RBL Majority Lenders”).

Required Lenders:	RBL Lenders holding not less than 66.67% of the aggregate amount of the Revolving Loans and participations in Letters of Credit and unused commitments under the Revolving Credit Facility (the “Required RBL Lenders”).

2. TYPE AND AMOUNT OF FACILITIES

Revolving Credit Facility:	A five-year senior secured borrowing base revolving credit facility (the “Revolving Credit Facility”; the commitments thereunder, the “Revolving Commitments”) in the amount of $400.0 million (the loans thereunder, the “Revolving Loans”).

Incremental Facilities:	From time to time, the Borrower shall be permitted to increase commitments under the Revolving Credit Facility (any such increase, a “RBL Incremental Increase”) in a minimum amount of $25.0 million per increase, with such commitments subject, for the avoidance of doubt, to the Borrowing Base (as defined below) during a Borrowing Base Period; provided that (a) no existing RBL Lender will be required to participate in any such RBL Incremental Increase without its consent, (b) no event of default under the Revolving Credit Facility shall exist after giving effect thereto, (c) all representations and warranties shall be true and correct in all material respects (and in all respects if qualified by materiality) as of such date (unless such representation or warranty relates to an earlier date), (d) the maturity date of such RBL Incremental Increase shall be the same as the maturity date of the Revolving Credit Facility and (e) the RBL Incremental Increase shall be on the exact same terms and pursuant to the exact same documentation (provided that the Applicable Margin of the Revolving Credit Facility may be increased to be consistent with that for such RBL Incremental Increase).

The Borrower may seek commitments in respect of the RBL Incremental Increase, in its sole discretion, from either existing RBL Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or from additional banks, financial institutions and other institutional lenders or investors who will become RBL Lenders in connection therewith (“Additional RBL Lenders”) or from both existing RBL Lenders and Additional RBL Lenders (in each case (i.e., existing RBL Lenders or Additional RBL Lenders), with the consent of the RBL Administrative Agent (in each case, such consent not to be unreasonably withheld or delayed)).

Revolving Credit Facility Availability and Maturity:	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the five-year anniversary of the Closing Date (the “Revolving Termination Date”) in accordance with the terms hereof and subject to satisfaction of applicable conditions precedent.

During a Borrowing Base Period, the Revolving Credit Facility will be subject to the Borrowing Base (as defined below) then in effect. Availability under the Revolving Credit Facility

(“Revolving Loan Limit”) will be equal to the lesser of (i) the aggregate Revolving Commitments and (ii) (A) during a Borrowing Base Period, the amount obtained from subtracting the then outstanding Term Loans (as defined in Exhibit C) (without giving effect to any payments made with respect to such Term Loans after the date of the last Borrowing Base redetermination) from the then effective Borrowing Base and (B) during an Investment Grade Period the amount obtained from subtracting the then outstanding Term Loans from the most recent Borrowing Base in effect during the most recent Borrowing Base Period.

Amortization:	None.

Borrowing Base:	During a Borrowing Base Period, the Revolving Credit Facility shall be subject to a Borrowing Base. The “Borrowing Base” shall be the loan value to be assigned to the proved reserves attributable to the Loan Parties’ oil and gas properties evaluated in the most recent reserve report(s) (the “Borrowing Base Properties”).

The Borrowing Base will be redetermined on a semi-annual basis, with the parties having the right to interim unscheduled redeterminations as described below. The Borrowing Base will also be subject to interim adjustments in connection with certain sales of assets, hedging agreement unwinds, issuances of unsecured senior or senior subordinated notes and certain other permitted debt for borrowed money (at a rate of $0.25 for each $1.00 principal amount of such debt) after the Closing Date, and title defects. Any interim adjustment of the Borrowing Base in connection with the sales of assets or hedging agreement unwinds shall be (a) triggered upon such sales and unwinds since the most recent redetermination of the Borrowing Base with an aggregate PV-9 or swap PV, as applicable, in excess of 5% of the then-effective Borrowing Base and (b) calculated giving effect to any acquisitions of assets for which a reserve report has been delivered or new hedging agreements, in each case sold or disposed of since the last redetermination of the Borrowing Base.

The initial Borrowing Base shall be equal to $1.0 billion. Thereafter, scheduled Borrowing Base redeterminations will be on a semi-annual basis each April 1st and October 1st (starting with October 1, 2017) based upon a Reserve Report prepared as of the immediately preceding January 1st and July 1st, respectively. The January 1st reserve report will be prepared by Netherland Sewell Associates, Inc. or another independent petroleum engineering firm reasonably acceptable to the RBL Administrative Agent, and the July 1st Reserve report will be prepared internally by the Borrower in a form consistent with the January 1st reserve report.

Decisions regarding the amount of the Borrowing Base will be made at the sole credit discretion of the RBL Lenders and proposed by the RBL Administrative Agent in a manner consistent with their respective then-applicable oil and gas lending criteria. Increases in the amount of the Borrowing Base will require approval of all RBL Lenders, and decreases or maintenance of the amount of the Borrowing Base will require approval of the Required RBL Lenders.

The Borrower or the RBL Administrative Agent, at the request of the Required RBL Lenders, may each request one additional unscheduled Borrowing Base redetermination during any six month period between scheduled Borrowing Base redeterminations.

“Borrowing Base Trigger Event” shall mean the occurrence of at least two of the following three events: the public announcement that the Borrower’s Credit Rating is (a) Ba1 or lower from (or is unrated by) Moody’s, (b) BB+ or lower from (or is unrated by) S&P or (c) BB+ or lower from (or is unrated by) Fitch.

“Borrowing Base Period” shall mean any period other than an Investment Grade Period.

“Investment Grade Period” shall mean the period from (x) the first date on which the Borrower has (a) received at least two of the Required Ratings, (b) all liens on the collateral securing funded debt have been released and (c) elected that such Investment Grade Period shall commence until (y) a Borrowing Base Trigger Event.

“Required Ratings” Borrower’s Credit Rating is (a) Baa3 with a stable or better outlook, or higher, from Moody’s, (b) BBB- with a stable or better outlook, or higher, from S&P or (c) BBB- with a stable or better outlook, or higher, from Fitch.

Letters of Credit:	A portion of the Revolving Credit Facility in an amount equal to $100.0 million shall be available for the issuance of letters of credit (the “Letters of Credit”) by Barclays or by other RBL Lenders reasonably satisfactory to the Borrower (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the Issuing Lender and (b) five business days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of

Loans) within one business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the RBL Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Use of Proceeds:	The proceeds of the Revolving Loans shall be used by the Borrower for general corporate purposes of the Borrower and its subsidiaries, including funding the repayment of certain claims under the Approved Plan in an aggregate amount of $2.4 billion on the Closing Date, provided that the Borrower will not use any proceeds for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose which would constitute this transaction a “purpose credit” within the meaning of Regulation U.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Revolving Loans may be prepaid and Revolving Commitments may be reduced, in whole or in part without premium or penalty, except as noted below, in minimum amounts to be agreed, at the option of the Borrower at any time upon one day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I hereto), three days’) prior notice, subject to reimbursement of the RBL Lenders’ breakage costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

Mandatory Prepayments:	Mandatory prepayments of Revolving Loans are required if outstanding Revolving Loans and Letters of Credit exceed the Revolving Loan Limit then in effect.

If such excess results from the Borrower’s termination or reduction of any or all of the Revolving Commitments, such excess shall be paid as of the date of termination or reduction.

If, as the result of an adjustment of the Borrowing Base for the incurrence of permitted debt, certain hedging agreement unwinds or asset dispositions, the sum of outstanding Revolving Loans and Letters of Credit exceeds the Revolving Loan Limit then in effect, a deficiency shall exist, and the Borrower will be required to prepay Revolving Loans equal to such excess on the date it receives cash proceeds from the issuance of such permitted debt, and within 1 business days after the effectiveness of the adjusted Borrowing Base that results from the unwind of such hedging agreement or the consummation of such asset disposition, as applicable. If a deficiency continues after payment of all Revolving Loans, the Borrower will be required to cash collateralize the letters of credit in an amount equal to such excess.

If such excess or Borrowing Base deficiency results from a redetermination or adjustment to the Borrowing Base, the Borrower shall within ten (10) business days after written notice from the RBL Administrative Agent to the Borrower of such Borrowing Base deficiency, notify the RBL Administrative Agent that it intends to take one or more of the following actions: (a) within thirty (30) days after such election provide additional Borrowing Base Properties to the extent necessary to eliminate such Borrowing Base deficiency; (b) within thirty (30) days after such election, prepay the Loans in an amount sufficient to eliminate such Borrowing Base deficiency; or (c) prepay Revolving Loans in an amount sufficient to eliminate such Borrowing Base deficiency in six equal monthly installments with interest beginning on the 30th day after such election (as such Borrowing Base deficiency may be reduced during such six-month period as a result of a Borrowing Base redetermination or other adjustment of the Borrowing Base described herein). Repayments shall first be applied to repayment of Revolving Loans, then to act as cash collateral for Letters of Credit.

4. COLLATERAL AND INTERCREDITOR ARRANGEMENTS

During a Borrowing Base Period, the Borrower will be obligated to provide the following collateral:

(a)	Pledge by the Loan Parties of (i) 100% of the stock of each domestic subsidiary directly owned thereby and (ii) 66-2/3% of the stock of each foreign subsidiary directly owned thereby (subject, in each case, to customary exceptions).

(b)	With respect to substantially all other assets of the Loan Parties (subject to certain excluded property to be agreed), first priority, perfected liens and security interests (subject to permitted liens to be agreed) on such assets of the Loan Parties; provided that, (i) with respect to its oil and gas properties, the Loan Parties shall be required to deliver and maintain liens on 85% of the total value of the proved oil and gas properties evaluated in the reserve reports delivered to the RBL Lenders (with liens on 50% of the total value of the proved oil and gas properties evaluated in such report delivered within 60 days of the Closing Date and with liens on 85% of the total value of the proved oil and gas properties evaluated in such report delivered within 90 days of the Closing Date) and (ii) with respect to all other assets, the Loan

Parties shall not be required to take any action to perfect a lien on any such assets securing the Revolving Credit Facility unless such perfection may be accomplished by (A) the filing of a UCC-1 financing statement in the obligor’s jurisdiction of formation, (B) delivery of certificates representing any pledged equity consisting of certificated securities, in each case, with appropriate endorsements or transfer powers, or (C) granting the Collateral Agent (as defined below) control (within the meaning of the Uniform Commercial Code) over deposit accounts and securities accounts (subject, in each case, to customary exceptions) and any pledged equity consisting of uncertificated securities.

(c) Negative pledge on substantially all non-mortgaged assets of the Loan Parties (subject to permitted liens).

(d) Unconditional joint and several guarantees from each Guarantor (with respect to obligations for which the Borrower or another Guarantor is the primary obligor).

The secured and guaranteed obligations under the Revolving Credit Facility (the “RBL Secured Obligations”) shall include the obligations of the Borrower and its subsidiaries under (i) the Revolving Credit Facility, (ii) hedging agreements that are entered into with counterparties that are RBL Lenders or affiliates of RBL Lenders at the time of the execution thereof and (iii) treasury management agreements that are entered into with counterparties that are RBL Lenders or affiliates of RBL Lenders at the time of the execution thereof.

The RBL Secured Obligations shall be secured on a pari passu basis with the Term Loan Secured Obligations (as defined in Exhibit C attached to the Commitment Letter) pursuant to a customary collateral agency agreement as between the RBL Administrative Agent and the Term Loan Administrative Agent, (a) establishing the equal and ratable treatment of the RBL Secured Obligations and the Term Loan Secured Obligations (collectively, the “Senior Secured Obligations”) and (b) appointing a collateral agent (in such capacity the “Collateral Agent”) with respect to the collateral securing the Senior Secured Obligations.

The collateral securing the RBL Secured Obligations shall be released upon the occurrence of an Investment Grade Period.

5. CERTAIN CONDITIONS

Initial Conditions:	The effectiveness and availability of the Revolving Credit Facility on the Closing Date will be subject only to (a) the conditions precedent set forth under “Initial Conditions” in this

Exhibit B, Section 5 of the Commitment Letter and Exhibit E, (b) the accuracy in all material respects (and in all respects if qualified by materiality) of the representations and warranties in the definitive documentation for the Revolving Credit Facility, (c) no Material Adverse Effect (to be defined in a customary manner and subject to the qualifications set forth in clauses (b)(i) and (b)(ii) of Section 5 of the Commitment Letter) and (d) there being no default or event of default in existence at the time of, or after giving effect to, the extension of credit on the Closing Date (such requirements, the “Initial Conditions”).

On-Going Conditions:	After the Closing Date, the making of each Revolving Loan and the issuance of each Letter of Credit and each RBL Incremental Increase shall be conditioned upon (a) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the definitive documentation for the Revolving Credit Facility and (b) there being no default or event of default in existence at the time of, or after giving effect to, such extension of credit.

For purposes of this RBL Term Sheet, “Closing Date” shall mean the date of the satisfaction or waiver of the Initial Conditions and the initial funding of the Revolving Credit Facility.

6. DOCUMENTATION

Documentation:	The definitive documentation for the Revolving Credit Facility (the “RBL Facility Documentation”) shall be consistent with this RBL Term Sheet and the Fee Letter or otherwise agreed by the Borrower and the Lead Arranger negotiated in good faith and shall contain those terms and conditions usual for facilities and transactions of this type as may be reasonably agreed by the RBL Lead Arranger and the RBL Lenders and shall (i) give due regard to the operational and strategic requirements of the Borrower in light of its business, size, capital structure, industries and practices and (ii) give due regard to the proposed business plan of the Borrower. The RBL Facility Documentation shall contain customary European Union bail-in provisions.

Representations and Warranties:	To include (subject to customary qualifiers as to materiality and Material Adverse Effect):

	•	Organization; Powers

	•	Authority; Enforceability

	•	Approvals; No Conflicts

	•	Financial Condition; No Material Adverse Change

	•	Litigation

	•	Environmental Matters

	•	Compliance with the Laws and Agreements; No Defaults

	•	Investment Company Act

	•	Taxes

	•	ERISA

	•	Disclosure; No Material Misstatements

	•	Subsidiaries

	•	Properties; Titles, Etc.

	•	Gas imbalances, prepayments

	•	Hedging/Swap Agreements, marketing of production

	•	Use of Loans and Letters of Credit; Federal Reserve Regulations

	•	Insurance

	•	Location of offices

	•	Solvency

	•	Status of Revolving Credit Facility as senior debt

	•	Security Instruments

	•	Patriot Act, OFAC/FCPA

Affirmative Covenants:	To include obligations for (subject to customary qualifiers as to materiality and Material Adverse Effect):

	•	Financial Statements; Other Information

	•	Notices of Material Events

	•	Existence; Conduct of Business

	•	Payment of Obligations

	•	Operation and Maintenance of Properties

	•	Insurance

	•	Books and Records; Inspection Rights

	•	Compliance with Laws

	•	Environmental Matters

	•	Further Assurances

	•	Reserve Reports

	•	During a Borrowing Base Period, commercially reasonable efforts to deliver title information on 80% of the total value of the proved oil and gas properties evaluated in the most recently delivered reserve report

	•	During a Borrowing Base Period, additional collateral (maintenance of liens on (a) not less than 85% of total value of proved oil and gas properties evaluated in the most recently delivered reserve report (subject to the parenthetical set forth in Section 4(b)(i) hereof) and (b) additional properties to be agreed)

	•	Additional Guarantors

	•	Patriot Act

The affirmative covenants shall be subject to customary baskets and exceptions to be agreed in the Revolving Credit Facility Documentation.

Financial Covenants:	Financial covenants applicable to the Loan Parties with testing to commence on the first full fiscal quarter after the Closing Date:

	•	Maximum total net debt to EBITDAX (the “Leverage Ratio”) of (a) 4.25 to 1.0 as of the end of the first full fiscal quarter after the Closing Date and each subsequent fiscal quarter of 2017 and (b) 4.0 to 1.0 as of the end of each fiscal quarter thereafter.

	•	Minimum current ratio of 1.0 to 1.0.

	•	Minimum interest coverage ratio of 2.5 to 1.0.

The definition of EBITDAX will exclude all non-cash expenses including, but not limited to, expenses relating to stock based compensation, hedging, ceiling test impairments, etc. For purposes of determining compliance with Financial Covenants (to the extent applicable) as of the end of the fiscal quarter ending June 30, 2017, EBITDAX will be an amount equal to the sum of (a) the product of (i) EBITDAX for the fiscal quarter ending December 31, 2016 and (ii) 2, (b) EBITDAX for the fiscal quarter ending March 31, 2017, and (c) EBITDAX for the fiscal quarter ending June 30, 2017.

Negative Covenants:	To include limitations on (subject to customary qualifiers as to materiality and Material Adverse Effect):

• Debt (with exceptions for, among other things, the incurrence of debt subject to pro forma compliance with financial covenants and adjustments to Borrowing Base), it being understood and agreed that the Borrower’s existing LGS lease shall not constitute debt nor a capital lease

	•	Liens

	•	Dividends, Distributions and Redemptions and repayment of other debt (with exceptions for, among other things, dividends, distributions and redemptions and repayment of other debt so long as, on a pro forma basis, (A) no event of default exists, (B) liquidity is not less than 10% of the Borrowing Base, (C) no Borrowing Base deficiency exists and (D) the Leverage Ratio shall not exceed, on a pro forma basis, 3.00:1.00)

	•	Investments, including investments in unrestricted subsidiaries (with exceptions for, among other things, investments so long as, on a pro forma basis, (A) no event of default exists, (B) liquidity is not less than 10% of the Borrowing Base, (C) no Borrowing Base deficiency exists and (D) the Leverage Ratio shall not exceed, on a pro forma basis, 3.00:1.00)

	•	Nature of Business

	•	ERISA Compliance

	•	Environmental

	•	Mergers, Sales of all or substantially all assets, Etc.

	•	Sales of all or substantially all Properties and dispositions of Borrowing Base Properties or terminations of Hedging Transactions (which shall permit such dispositions and terminations subject to adjustment of the Borrowing Base as provided for above in the second paragraph of the section entitled “Borrowing Base”)

	•	Transactions with Affiliates

	•	Negative Pledge Agreements; Restrictions on Provisions Precluding Subsidiary Distributions

	•	Maximum Hedging/Swap Agreements

	•	Anti-Terrorism Laws; Anti-Money Laundering

The negative covenants shall be subject to customary baskets and exceptions to be agreed in the Revolving Credit Facility Documentation.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a five business day grace period; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a thirty calendar day grace period after notice by the RBL Administrative Agent); cross-default to material indebtedness; bankruptcy events of the Borrower and material subsidiaries; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee; security document or subordination provisions or non-perfection of any material security interest; and a change of control (the definition of which is to be agreed).

Voting:	Amendments and waivers with respect to the RBL Facility Documentation shall require the approval of RBL Majority Lenders, except that (a) the consent of each RBL Lender directly and adversely affected thereby shall be required with respect to (i) increases in the amount or extensions of the maturity of any Revolving Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any RBL Lender’s commitment and (iv) changes in the pro rata sharing provisions, (b) increases to the Borrowing Base shall require the consent of each RBL Lender and affirmations or decreases in the Borrowing Base shall require the approval of the Required RBL Lenders and (d) the consent of 100% of the RBL Lenders shall be required with respect to (i) releases of all or substantially all the collateral (other than upon the occurrence of an Investment Grade Period) and (ii) except as may otherwise be permitted by the definitive documentation, releases of all or substantially all of the Guarantors.

Any provision of the RBL Facility Documentation may be amended by an agreement in writing signed by the RBL Administrative Agent and the Borrower to cure any immaterial ambiguity, omission, defect or inconsistency unless the Majority Lenders object in writing within 5 business days of notice by the RBL Administrative Agent of such amendment.

The RBL Facility Documentation shall contain customary provisions for replacing non-consenting RBL Lenders or terminating the commitments of such RBL Lenders in connection with amendments and waivers requiring the consent of all RBL Lenders directly affected thereby so long as the RBL Majority Lenders shall have consented thereto.

Assignments and Participations:	The RBL Lenders shall be permitted to assign all or a portion of their Revolving Loans and Revolving Commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a RBL Lender, an affiliate of a RBL Lender or an approved fund or (ii) a payment or bankruptcy default has occurred and is continuing, (b) the RBL Administrative Agent, unless the assignee is a RBL Lender, an affiliate of a RBL Lender or an approved fund and (c) the Issuing Lender, unless the assignee is a RBL Lender, an affiliate of a RBL Lender or an approved fund. In the case of a partial assignment (other than to another RBL Lender, an affiliate of a RBL Lender or an approved fund), the minimum assignment amount shall be $1.0 million and, after giving effect thereto, the assigning RBL Lender shall have commitments and Revolving Loans aggregating at least $1.0 million, in each case unless otherwise agreed by the Borrower and the RBL Administrative Agent. The RBL Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment. The RBL Lenders shall also be permitted to sell participations in their Revolving Loans. Participants shall have the same benefits as the selling RBL Lenders with respect to yield protection and increased cost provisions, subject to customary limitations. Voting rights of a participant shall be limited to those matters set forth in clause (a) of the preceding paragraph with respect to which the affirmative vote of the RBL Lender from which it purchased its participation would be required. Pledges of Revolving Loans in accordance with applicable law shall be permitted without restriction. Promissory notes under the Revolving Credit Facility shall be issued only upon request.

The RBL Administrative Agent shall have no duty to monitor or enforce the list of Disqualified Institutions.

Yield Protection:	The RBL Facility Documentation shall contain customary provisions (a) protecting the RBL Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall

Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the RBL Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

Defaulting Lenders:	The RBL Facility Documentation shall contain provisions relating to “defaulting” RBL Lenders (including provisions relating to cash collateral requirements for such RBL Lender; reallocation of participations in, or the Borrower providing cash collateral to support Letters of Credit; suspension of voting rights and rights to receive certain fees and other payments; and termination or assignment of the Commitments or Loans of such defaulting RBL Lenders). Defaulting RBL Lenders will not be entitled to receive commitment or letter of credit fees.

Expenses and Indemnification:	Regardless of whether the Closing Date occurs, the Borrower shall pay (a) all reasonable out-of-pocket expenses of the RBL Administrative Agent and the RBL Lead Arrangers associated with the syndication of the Revolving Credit Facility and the preparation, execution, delivery and administration of the RBL Facility Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one counsel to the RBL Administrative Agent and the RBL Lead Arrangers taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction) and (b) all out-of-pocket expenses of the RBL Administrative Agent and the RBL Lenders (including the fees, disbursements and other charges of one counsel to the RBL Administrative Agent and the RBL Lenders taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction and, solely in the case of an actual conflict of interest, one additional counsel to the affected indemnified persons similarly situated taken as a whole in each relevant material jurisdiction ) in connection with the enforcement of the RBL Facility Documentation.

The RBL Administrative Agent, the RBL Lead Arranger and the RBL Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole and, solely in the case of an actual conflict of interest, one additional counsel to the affected indemnified persons similarly situated taken as a whole in each relevant material jurisdiction) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of the relevant indemnified person (or its related parties).

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Commitment Parties:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

REDACTED

EXHIBIT C

$600.0 Million Senior Secured First Lien Term Loan Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Term Loan Credit Facility (the “Term Loan Term Sheet”). Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits B and E thereto.

1. PARTIES AND CERTAIN DEFINITIONS

Borrower:	Ultra Resources, Inc., a Wyoming corporation

Guarantors:	Ultra Petroleum Corp., a Yukon corporation (the parent of the Borrower, “Holdco”), and each of the Borrower’s direct and indirect, existing and future, wholly-owned domestic subsidiaries (collectively, the “Guarantors”; together with the Borrower, the “Loan Parties”).

Lead Arranger and Bookrunner:	Barclays Bank PLC (in such capacity, the “Term Loan Lead Arranger”).

Administrative Agent:	Barclays Bank PLC (in such capacity, the “Term Loan Administrative Agent”).

Syndication Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower and reasonably acceptable to the Term Loan Lead Arranger may be appointed by the Borrower as a syndication agent as contemplated in the Commitment Letter.

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower and reasonably acceptable to the Term Loan Lead Arranger may be appointed by the Borrower as a documentation agent as contemplated in the Commitment Letter.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Commitment Parties in consultation with the borrower (collectively, the “Term Loan Lenders”).

Majority Lenders:	Term Loan Lenders holding more than 50.0% of the aggregate amount of the Term Loans (the “Term Loan Majority Lenders”).

2. TYPE AND AMOUNT OF FACILITIES

Term Loan Credit Facility:	A seven-year senior secured term loan credit facility (the “Term Loan Credit Facility”; the commitments thereunder, the “Term Loan Commitments”) in the amount of $600.0 million (the loans thereunder, the “Term Loans”).

Incremental Facilities:	From time to time, the Borrower shall be permitted to increase commitments under the Term Loan Credit Facility (any such increase, a “Term Loan Incremental Increase”) in a minimum amount of $25.0 million per increase; provided that (a) no existing Term Loan Lender will be required to participate in any such Term Loan Incremental Increase without its consent, (b) no event of default under the Term Loan Credit Facility shall exist after giving effect thereto, (c) all representations and warranties shall be true and correct in all material respects (and in all respects if qualified by materiality) as of such date (unless such representation or warranty relates to an earlier date), (d) the maturity date of such Term Loan Incremental Increase shall be no earlier than the maturity date of the Term Loan Credit Facility and the weighted average life to maturity of such Term Loan Incremental Increase shall be no shorter than the remaining weighted average life to maturity of the Term Loan Credit Facility, (e) subject to clause (d) above, the amortization schedule applicable to any Term Loan Incremental Increase shall be determined by the Borrower and the lenders thereunder, (f) except as otherwise required or permitted in this sentence, the Term Loan Incremental Increase shall be on the exact same terms and pursuant to the exact same documentation as the Term Loan Credit Facility (provided that for the first 12 months immediately following the closing date, (i) the Applicable Margin for such Term Loan Incremental Increase may exceed the Applicable Margin of the Term Loan Credit Facility by 50 basis points or less and (ii) the Applicable Margin of the Term Loan Credit Facility may be increased to be consistent with that for such Term Loan Incremental Increase if the Applicable Margin of the Term Loan Incremental Increase exceeds the Applicable Margin of the Term Loan Credit Facility by more than 50 basis points; and provided further that at any time after the first 12 months immediately following the closing date, the Applicable Margin for such Term Loan Incremental Increase may exceed the Applicable Margin of the Term Loan Credit Facility) and (g) immediately after giving effect to the issuance or incurrence of any such Term Loan Incremental Increase, (x) during a Borrowing Base Period, the aggregate amount of the Revolving Loans, Term Loans outstanding Letters of Credit shall not exceed the Borrowing Base or (y) during an Investment Grade Period or at any time after the Revolving Credit Facility has been terminated, the coverage ratio of PV-9 to total net first lien debt (the “Asset Coverage Ratio”) shall not exceed 2.0 to 1.0.

“Borrowing Base Trigger Event” shall mean the occurrence of at least two of the following three events: the public announcement that the Borrower’s Credit Rating is (a) Ba1 or lower from (or is unrated by) Moody’s, (b) BB+ or lower from (or is unrated by) S&P or (c) BB+ or lower from (or is unrated by) Fitch.

“Borrowing Base Period” shall mean any period other than an Investment Grade Period.

“Investment Grade Period” shall mean the period from (x) the first date on which the Borrower has (a) received at least two of the Required Ratings, (b) all liens on the collateral securing funded debt have been released and (c) elected that such Investment Grade Period shall commence until (y) a Borrowing Base Trigger Event.

“Required Ratings” Borrower’s Credit Rating is (a) Baa3 with a stable or better outlook, or higher, from Moody’s, (b) BBB- with a stable or better outlook, or higher, from S&P or (c) BBB- with a stable or better outlook, or higher, from Fitch.

“PV-9” shall mean, with respect to any proved reserves expected to be produced from any Borrowing Base properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Loan Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with strip pricing within a 60-day look-back window provided to the Borrower by the Term Loan Administrative Agent pursuant to the Term Loan Credit Facility Documentation (as defined below). The PV-9 attributable to non-producing reserves shall not exceed 35% of aggregate PV-9.

The Borrower may seek commitments in respect of the Term Loan Incremental Increase, in its sole discretion, from either existing Term Loan Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or from additional banks, financial institutions and other institutional lenders or investors who will become Term Loan Lenders in connection therewith (“Additional Term Loan Lenders”) or from both existing Term Loan Lenders and Additional Term Loan Lenders (in each case (i.e., existing Term Loan Lenders or Additional Term Loan Lenders), with the consent of the Term Loan Administrative Agent (in each case, such consent not to be unreasonably withheld or delayed)).

Term Loan Credit Facility Availability and Maturity:	The Term Loans shall be advanced in a single advance on the Closing Date. Amounts not borrowed on the Closing Date under the Term Loan Credit Facility shall not thereafter be available. The Term Loans are not revolving and amounts borrowed and repaid may not be thereafter borrowed. The Term Loan Facility shall mature on the seventh anniversary of the Closing Date.

Amortization:	Beginning on the second anniversary of the Closing Date, the Term Loan Credit Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term Loans with balance due in full at maturity.

Use of Proceeds:	The proceeds of the Term Loans shall be used by the Borrower for general corporate purposes of the Borrower and its subsidiaries, including funding the repayment of certain claims under the Approved Plan in an aggregate amount of $2.4 billion on the Closing Date, provided that the Borrower will not use any proceeds for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose which would constitute this transaction a “purpose credit” within the meaning of Regulation U.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments:	Optional prepayments of the Term Loans will be permitted at any time, without premium or penalty, provided, however, that any optional prepayment made during the first six months after the closing date concurrently with the incurrence by the Borrower of any long-term bank debt financing having lower cost financing than, or any amendment to the Term Loan Credit Facility that has the effect of reducing the interest rate margin then applicable to, the Term Loan Credit Facility shall be subject to a 1.0% premium on the amount of principal so prepaid.

Mandatory Prepayments:	Mandatory prepayments of Term Loans are required if outstanding Term Loans, Revolving Loans and Letters of Credit exceed the Borrowing Base; provided that such prepayments of Term Loans shall apply only after giving effect to any mandatory prepayments of Revolving Loans or cash collateralization of Letters of Credit under the Revolving Credit Facility.

During an Investment Grade Period or at any time after the Revolving Credit Facility has been terminated, if the Asset Coverage Ratio exceeds 2.0 to 1.0, the Borrower shall prepay Term Loans in six equal monthly installments in an amount sufficient such that after giving effect to such prepayment the Asset Coverage Ratio does not exceed 2.0 to 1.0.

4. COLLATERAL AND INTERCREDITOR ARRANGEMENTS

The Term Loan Credit Facility will be secured by the same collateral that secures the Revolving Credit Facility during a Borrowing Base Period, including a negative pledge on substantially all non-mortgaged assets of the Loan Parties (subject to permitted liens); provided that the collateral securing the Term Loan Credit Facility shall not be released during an Investment Grade Period.

The secured and guaranteed obligations under the Term Loan Credit Facility (the “Term Loan Secured Obligations”) shall be secured on a pari passu basis with the RBL Secured Obligations pursuant to a customary collateral agency agreement as between the RBL Administrative Agent and the Term Loan Administrative Agent, (a) establishing the equal and ratable treatment of the RBL Secured Obligations and the Term Loan Secured Obligations (collectively, the “Senior Secured Obligations”) and (b) appointing a collateral agent (in such capacity the “Collateral Agent”) with respect to the collateral securing the Senior Secured Obligations.

5. CERTAIN CONDITIONS

Initial Conditions:	The effectiveness and availability of the Term Loan Credit Facility on the Closing Date will be subject only to (a) the conditions precedent set forth under “Initial Conditions” in this Exhibit C, Section 5 of the Commitment Letter and Exhibit E, (b) the accuracy in all material respects (and in all respects if qualified by materiality) of the representations and warranties in the definitive documentation for the Term Loan Credit Facility, (c) no Material Adverse Effect (to be defined in a customary manner and subject to the qualifications set forth in clauses (b)(i) and (b)(ii) of Section 5 of the Commitment Letter) and (d) there being no default or event of default in existence at the time of, or after giving effect to, the extension of credit on the Closing Date (such requirements, the “Closing Conditions”).

For purposes of this Term Sheet, “Closing Date” shall mean the date of the satisfaction or waiver of the Closing Conditions for the Term Loan Credit Facility.

6. DOCUMENTATION

Documentation:	The definitive documentation for the Term Loan Credit Facility (the “Term Loan Credit Facility Documentation”) shall be consistent with this Tem Loan Term Sheet and the Fee Letter or otherwise agreed by the Borrower and the Lead Arranger negotiated in good faith and shall contain those terms and conditions usual for facilities and transactions of this type as may be reasonably agreed by the Term Loan Lead Arranger and the Term Loan Lenders and shall (i) give due regard to the operational and strategic requirements of the Borrower in light of its business, size, capital structure, industries and practices and (ii) give due regard to the proposed business plan of the Borrower. The term Loan Credit Facility Documentation shall contain customary European Union bail-in provisions.

Representations and Warranties:	To include (subject to customary qualifiers as to materiality and Material Adverse Effect):

• Organization; Powers

• Authority; Enforceability

• Approvals; No Conflicts

• Financial Condition; No Material Adverse Change

	•	Litigation

	•	Environmental Matters

	•	Compliance with the Laws and Agreements; No Defaults

	•	Investment Company Act

	•	Taxes

	•	ERISA

	•	Disclosure; No Material Misstatements

	•	Subsidiaries

	•	Properties; Titles, Etc.

	•	Gas imbalances, prepayments

	•	Hedging/Swap Agreements, marketing of production

	•	Use of Loans and Letters of Credit; Federal Reserve Regulations

	•	Insurance

	•	Location of offices

	•	Solvency as of the Closing Date

	•	Status of Term Loan Credit Facility as senior debt

	•	Security Instruments

	•	Patriot Act, OFAC/FCPA

Affirmative Covenants:	To include obligations for (subject to customary qualifiers as to materiality and Material Adverse Effect):

	•	Financial Statements; Other Information

	•	Notices of Material Events

	•	Existence; Conduct of Business

	•	Payment of Obligations

	•	Operation and Maintenance of Properties

	•	Insurance

	•	Books and Records; Inspection Rights

	•	Compliance with Laws

	•	Environmental Matters

	•	Further Assurances

	•	Reserve Reports

	•	During a Borrowing Base Period, , commercially reasonable efforts to deliver title information on 80% of the total value of the proved oil and gas properties evaluated in the most recently delivered reserve report

	•	During a Borrowing Base Period, additional collateral (maintenance of liens on not less than 85% of total value of proved oil and gas properties evaluated in the most recently delivered reserve report) (subject to the parenthetical set forth in Section 4(b)(i) of the RBL Term Sheet).

	•	Additional Guarantors

	•	Patriot Act

The affirmative covenants shall be subject to customary baskets and exceptions to be agreed in the Term Loan Credit Facility Documentation.

Financial Covenants:	None.

Negative Covenants:	To include incurrence-based high-yield style limitations on (subject to customary qualifiers as to materiality and Material Adverse Effect):

	•	Debt (with exceptions for, among other things, the issuance of unsecured senior or senior subordinated notes, subject to pro forma compliance with the financial covenants applicable under the Revolving Credit Facility and (x) during a Borrowing Base Period adjustments to the Borrowing Base pursuant to the second paragraph of the “Borrowing Base” section of the RBL Term Sheet and (y) during an Investment Grade Period, subject to compliance with a fixed charge coverage ratio to be agreed), it being understood and agreed that the Borrower’s existing LGS lease shall not constitute debt nor a capital lease.

	•	Liens

	•	Dividends, Distributions and Redemptions and repayment of other debt (with exceptions for, among other things, (x) a customary builder basket based on 50% of consolidated net income), so long as, on a pro forma basis, the Leverage Ratio is less than 3.25:1.0 and greater than 2.5:1.0 and (y) unlimited Dividends, Distributions and Redemptions and repayment of other debt, so long as the Leverage Ratio is equal to or less than 2.5:1.0.

	•	Investments, including investments in unrestricted subsidiaries (with exceptions for, among other things, (x) a customary builder basket based on 50% of consolidated net income), so long as, on a pro forma basis, the Leverage Ratio is less than 3.25:1.0 and greater than 2.5:1.0 and (y) unlimited Investments, so long as the Leverage Ratio is equal to or less than 2.5:1.0.

	•	Nature of Business

	•	Mergers, Sales of all or substantially all assets, Etc.

	•	Sales of all or substantially all Properties and dispositions of Borrowing Base Properties or Terminations of Hedging Transactions (subject to customary reinvestment rights and subject to adjustment of the Borrowing Base as provided for in Exhibit B)

	•	Transactions with Affiliates

	•	Negative Pledge Agreements; Restrictions on Provisions Precluding Subsidiary Distributions

	•	Anti-Terrorism Laws; Anti-Money Laundering

The negative covenants shall be subject to customary baskets and exceptions to be agreed in the Term Loan Credit Facility Documentation.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a customary grace period; material inaccuracy of a representation or warranty when made; violation of a covenant (subject to a customary grace period); cross-default to material indebtedness; bankruptcy events of the Borrower and material subsidiaries; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee; security document or subordination provisions or non-perfection of any security interest; and a change of control (the definition of which is to be agreed).

Voting:	Amendments and waivers with respect to the Term Loan Credit Facility Documentation shall require the approval of Term Loan Majority Lenders, except that (a) the consent of each Term Loan Lender directly and adversely affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Term Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Term Loan Lender’s commitment and (iv) changes in the pro rata sharing provisions, and (b) the consent of 100% of the Term Loan Lenders shall be required with respect to (i) releases of all or substantially all the collateral (other than upon the occurrence of an Investment Grade Period) and (ii) except as may otherwise be permitted by the definitive documentation, releases of all or substantially all of the Guarantors.

Any provision of the Term Loan Credit Facility Documentation may be amended by an agreement in writing signed by the Term Loan Administrative Agent and the Borrower to cure any immaterial ambiguity, omission, defect or inconsistency unless the Majority Lenders object in writing within 5 business days of notice by the Term Loan Administrative Agent of such amendment.

Assignments and Participations:	The Term Loan Lenders shall be permitted to assign all or a portion of their Term Loans with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Term Loan Lender, an affiliate of a Term Loan Lender or an approved fund or (ii) an event of default has occurred and is continuing and (b) the Term Loan Administrative Agent, unless the assignee is a Term Loan Lender, an affiliate of a Term Loan Lender or an approved fund. In the case of a partial assignment (other than to another Term Loan Lender, an affiliate of a Term Loan Lender or an approved fund), the minimum assignment amount shall be $1.0 million and, after giving effect thereto, the assigning Term Loan Lender shall have Term Loans aggregating at least $1.0 million, in each case unless otherwise agreed by the Borrower and the Term Loan Administrative Agent. The Term Loan Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment. The Term Loan Lenders shall also be permitted to sell participations in their Term Loans.

Participants shall have the same benefits as the selling Term Loan Lenders with respect to yield protection and increased cost provisions, subject to customary limitations. Voting rights of a participant shall be limited to those matters set forth in clause (a) of the preceding paragraph with respect to which the affirmative vote of the Term Loan Lender from which it purchased its participation would be required. Pledges of Term Loans in accordance with applicable law shall be permitted without restriction. Promissory notes under the Term Loan Credit Facility shall be issued only upon request.

The Term Loan Administrative Agent shall have no duty to monitor or enforce the list of Disqualified Institutions.

Yield Protection:	The Term Loan Credit Facility Documentation shall contain customary provisions (a) protecting the Term Loan Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Term Loan Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	Regardless of whether the Closing Date occurs, the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Term Loan Administrative Agent and the Term Loan Lead Arranger associated with the syndication of the Term Loan Credit Facility and the preparation, execution, delivery and administration of the Term Loan Credit Facility Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one counsel to the Term Loan Administrative Agent and the Term Loan Lead Arrangers taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction) and (b) all out-of-pocket expenses of the Term Loan Administrative Agent and the Term Loan Lenders (including the fees, disbursements and other charges of one counsel to the Term Loan Administrative Agent and the Term Loan Lenders taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction and, solely in the case of an actual conflict of interest, one additional counsel to the affected indemnified persons similarly situation taken as a whole in each relevant material jurisdiction) in connection with the enforcement of the Term Loan Credit Facility Documentation.

The Term Loan Administrative Agent, the Term Loan Lead Arranger and the Term Loan Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole and, solely in the case of an actual conflict of interest, one additional counsel to the affected indemnified persons similarly situation taken as a whole in each relevant material jurisdiction) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of the relevant indemnified person (or its related parties).

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Commitment Parties:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit C

INTEREST AND CERTAIN FEES

REDACTED

EXHIBIT D

$1.4 Billion Unsecured Bridge Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Bridge Facility. Capitalized terms used but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and Exhibits A, B, C and E attached thereto.

I. Parties

Borrower:	Ultra Resources, Inc., a Wyoming corporation (the “Borrower”).

Guarantors:	Each of the Guarantors that guarantees the Revolving Credit Facility.

Bridge Sole Lead Arranger and Sole Bookrunner:	Barclays Bank PLC (in such capacity, the “Lead Arranger”).

Bridge Administrative Agent:	Barclays Bank PLC (in such capacity, the “Bridge Administrative Agent”) will act as the administrative agent for the Bridge Lenders holding the Initial Bridge Loans (as defined below) from time to time.

Syndication Agent:	Barclays Bank PLC (in such capacity, the “Bridge Syndication Agent”) will act as Syndication Agent for the Bridge Lenders holding the Initial Bridge Loans (as defined below) from time to time.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Lead Arranger in consultation with the Borrower (collectively, the “Bridge Lenders”).

II. Type and Amount of Interim Facility

Initial Bridge Loans:	The Bridge Lenders will make senior unsecured loans (collectively, the “Initial Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of $1.4 billion, consisting of (i) a five-year bridge facility (the “Five Year Bridge Facility”) in aggregate principal amount of $700.0 million and (ii) an eight-year bridge facility (the “Eight Year Bridge Facility” and, together with the Five Year Bridge Facility, the “Bridge Facility”) in aggregate principal amount of $700.0 million, in each case, minus the aggregate amount of any commitment reductions as set forth in this Exhibit D under the heading “Mandatory Redemption and Commitment Reduction”.

Exhibit D - 1

Availability:	The Bridge Lenders will make the Initial Bridge Loans on the Closing Date.

Use of Proceeds:	The proceeds of the Initial Bridge Loans will be used to finance in part the consummation of the Approved Plan and to pay related fees and expenses.

Maturity/Exchange:	The Initial Bridge Loans will initially mature on the first anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), with such maturity to be extended as provided below. If any of the Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date and no bankruptcy (with respect to the Borrower) event of default then exists, such Initial Bridge Loans shall automatically be extended to (i) the fifth anniversary of the Closing Date in respect of the Five Year Bridge Facility (the “Five Year Extended Term Loans”) and (ii) the eighth anniversary of the Closing Date in respect of the Eight Year Bridge Facility (the “Eight Year Extended Term Loans” and, together with the Five Year Extended Term Loans, the “Extended Term Loans”). The Bridge Lenders in respect of the Five Year Extended Term Loans and the Eight Year Extended Term Loans will have the option at any time or from time to time after the Initial Bridge Loan Maturity Date to receive Five Year Exchange Notes or Eight Year Exchange Notes (each as defined below) (collectively, the “Exchange Notes”), as applicable, in exchange for such Five Year Extended Term Loans or Eight Year Extended Term Loans, in each case, having the terms set forth in the term sheet attached hereto as Annex I; provided that a Bridge Lender may not elect to exchange its outstanding Five Year Extended Term Loans or Eight Year Extended Term Loans for Five Year Exchange Notes or Eight Year Exchange Notes, as applicable, unless the conditions set forth in Annex I under “Principal Amount” have been satisfied.

The Extended Term Loans will be governed by the provisions of the Bridge Facility Documentation and will have the same terms as the applicable Exchange Notes except as set forth on Annex I hereto or otherwise mutually agreed. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex I hereto.

The Initial Bridge Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:	REDACTED

Exhibit D - 2

III. Certain Payment Provisions

Optional Prepayment:	The Initial Bridge Loans may be prepaid, in whole or in part in minimum amounts to be agreed, at the option of the Borrower, at any time upon not less than three business days’ prior notice, at par plus accrued and unpaid interest to the prepayment date.

Mandatory Redemption and Commitment Reduction:

(a) Prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility shall be permanently reduced on a dollar-for-dollar basis upon the occurrence of any events, including if such events occur prior to the Closing Date, as described in clauses (b)(i), (b)(ii) and (b)(iii) below.

(b) After the Closing Date, the Borrower will be required to prepay Initial Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, in each case, from 100% of:

(i) net cash proceeds of the issuance of the Senior Notes, the Securities (as defined in the Fee Letter) and any other indebtedness for borrowed money (other than the revolving credit facility of the Borrower, the term loans of the Borrower or Excluded Debt (as defined below)); provided that in the event any Bridge Lender (or any of its affiliates) or any person to whom a Bridge Lender participated an interest in the Initial Bridge Loans (or any of such participant’s affiliates) (such Bridge Lenders, participants and affiliates, “Specified Bridge Parties”) purchases Securities from the Borrower pursuant to a permitted securities demand under the Fee Letter at an issue price above the level at which such Specified Bridge Party has reasonably determined such Securities can be resold by such Specified Bridge Party to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower and its subsidiaries in respect of such Securities acquired by such Specified Bridge Parties may, at the option of such Specified Bridge Party, be applied first to prepay the Initial Bridge Loans of such Specified Bridge Party prior to being applied to prepay the Initial Bridge Loans held by other Bridge Lenders on a pro rata basis;

(ii) net cash proceeds from any issuance of equity securities and subject to exceptions and baskets to be agreed (other than any equity issued to fund an acquisition, pursuant to benefit plans, grants to employees in the ordinary course of business, by the Borrower’s subsidiaries to the Borrower or its other subsidiaries and directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law and the issuance of equity rights under the Rights Offering (as defined in the Approved Plan)); and

Exhibit D - 3

(iii) net cash proceeds of non-ordinary course asset sales or dispositions to the extent not reinvested or committed to be reinvested within certain periods to be agreed by the Borrower or any of its subsidiaries, subject to customary exceptions and thresholds to be agreed and consistent with the Bridge Documentation Principles.

For the purpose hereof, “Excluded Debt” means (i) intercompany debt among the Borrower and/or its subsidiaries, (ii) purchase money indebtedness, capital lease obligations and similar obligations, in each case, incurred in the ordinary course of business, (iii) leasing activities in the ordinary course of business and (iv) other funded debt subject to exceptions and thresholds to be agreed and consistent with the Bridge Documentation Principles.

Change of Control:	In the event of a Change of Control (to be defined in a manner as is usual and customary for facilities and transactions of this type and consistent with the Bridge Documentation Principles (as defined below)), each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans at par plus accrued and unpaid interest thereon to the date of prepayment.

IV. Certain Conditions

Conditions Precedent:	The availability of the Bridge Facility on the Closing Date will be subject only to (i) the conditions precedent set forth in Section 5 of the Commitment Letter and on Exhibit E and (ii) the accuracy in all material respects (and in all respects if qualified by materiality) of the representations and warranties contained in the Bridge Facility Documentation (as defined below).

V. Documentation

Bridge Credit Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) shall be consistent with this Term Sheet and the Fee Letter or otherwise agreed by the Borrower and the Lead Arranger negotiated in good faith and shall be usual and customary for similarly sized high yield borrowers in the energy exploration and production sector and substantially consistent with the covenants, events of default and redemption mechanics contained in that certain indenture for Antero Resources Corporation, dated

Exhibit D - 4

December 21, 2016, relating to its 5.0% Senior Notes due 2025 (the “Antero Indenture”), with basket sizes and exceptions to be negotiated with due regard to the operation and strategic requirements of the Borrower; provided, however it being understood that notwithstanding anything to the contrary in the Antero Indenture, (i) the definition of “permitted liens” shall permit the credit facility basket to be secured, but not all credit facilities (including foreign subsidiary indebtedness) permitted under the Antero Indenture to be secured, (ii) the carveout for existing secured indebtedness in the definition of “permitted liens” shall exclude any indebtedness under the RBL Facility and the Term Loan Facility, (iii) any pro forma cost savings addback to EBITDAX shall be in compliance with the rules and regulations of the SEC, (iv) any repurchase or redemption of pari passu unsecured indebtedness with proceeds from assets sales shall require a pro rata repurchase (which may be open-market repurchases at prices at or above par), redemption or offer to purchase (in accordance with the asset sale provisions) the notes and (v) the reporting covenant shall include a customary obligation of the Borrower to hold quarterly earnings calls which may be satisfied by the holding of any earnings calls for the public equity holders of the Borrower (the provision of such the Bridge Facility being referred to collectively as the “Bridge Documentation Principles”). The Bridge Facility Documentation shall contain customary European Union bail-in provisions.

Representations and Warranties:	The representations and warranties as are usual and customary for facilities and transactions of this type and consistent with the Bridge Documentation Principles.

Covenants:	Affirmative and incurrence-based negative covenants (with respect to the Initial Bridge Loans) as are usual and customary for facilities and transactions of this type and consistent with the Bridge Documentation Principles. No maintenance covenants.

Events of Default:	Events of default as are usual and customary for facilities and transactions of this type and consistent with the Bridge Documentation Principles.

Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of Bridge Lenders holding more than 50% of the outstanding Initial Bridge Loans, except that (a) the consent of each directly and adversely affected Bridge Lender will be required for reductions of principal, interest rate or spreads (provided that, waiver of a default or default interest shall not constitute a reduction of interest for this purpose), except as provided under “Maturity/Exchange” above, extensions of

Exhibit D - 5

the Initial Bridge Loan Maturity Date and additional restrictions on the right to exchange Extended Term Loans for the applicable Exchange Notes or any amendment of the rate of such exchange and (b) the consent of 100% of the Bridge Lenders shall be required with respect to reductions of any of the voting percentages set forth in the definition of “required lenders” or any similar defined term.

Assignment and Participation:

Subject to the prior approval of the Bridge Administrative Agent and the Borrower (provided that the consent of the Borrower shall not be required (i) if the assignee is a Bridge Lender or an affiliate of a Bridge Lender, (ii) a payment or bankruptcy default under the Bridge Facility Documentation has occurred and is continuing, (iii) after the Initial Bridge Loan Maturity Date or (iv) upon and following a Demand Failure Event), the Bridge Lenders will have the right to assign Initial Bridge Loans; provided, however, that no assignments to Disqualified Institutions shall be permitted. Assignments will be by novation that will release the obligation of the assigning Bridge Lender.

The Bridge Administrative Agent shall have no duty to monitor or enforce the list of Disqualified Institutions.

The Bridge Lenders will have the right to participate their Initial Bridge Loans to other financial institutions without restriction, other than customary voting limitations and other than to Disqualified Institutions. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Yield Protection:	Usual and customary for facilities and transactions of this type and consistent with the Bridge Documentation Principles.

Expenses and Indemnification:	Usual and customary for facilities and transactions of this type and consistent with the Bridge Documentation Principles.

Governing Law and Forum:	New York.

Counsel to the Lead Arranger and the Bridge Administrative Agent:	Simpson Thacher & Bartlett LLP.

Exhibit D - 6

Annex I to Exhibit D

Summary of Terms and Conditions

of Extended Term Loans

Capitalized terms used but not defined herein have the meanings set forth or referred to in the Exhibit D to which this Annex I is attached.

Borrower:	Same as the Initial Bridge Loans.

Guarantors:	Same as the Initial Bridge Loans.

Extended Term Loans:	Senior unsecured rollover loans (the “Extended Term Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Initial Bridge Loans on the Initial Bridge Loan Maturity Date. So long as no bankruptcy (with respect to the Borrower) event of default then exists, the Extended Term Loans will be available to the Borrower to refinance the Initial Bridge Loans on the Initial Bridge Loan Maturity Date. The Extended Term Loans will be governed by the definitive documents for the Bridge Loans and, except as set forth below, shall have the same terms as the applicable Exchange Notes.

Ranking:	Same as the Initial Bridge Loans.

Maturity:	The Five Year Extended Term Loans will mature on the fifth anniversary of the Closing Date. The Eight Year Extended Term Loans will mature on the eighth anniversary of the Closing Date.

Interest Rate:	REDACTED

Optional Redemption:	The Extended Term Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time at par plus accrued and unpaid interest to the prepayment date.

Mandatory Offer to Purchase:	The Borrower will be required to offer to repay the Extended Term Loans upon the occurrence of a Change of Control (which offer shall be at par plus accrued and unpaid interest).

Covenants and Events of Default:	From and after the Initial Bridge Loan Maturity Date, the covenants and events of default applicable to the Extended Term Loans will conform to those applicable to the applicable Exchange Notes, except for covenants and events of default relating to the obligation of the Borrower to refinance the Extended Term Loans.

Yield Protection; Expenses and Indemnification	Same as the Initial Bridge Loans.

Governing Law and Forum:	New York.

Exhibit D - 7

Annex II to Exhibit D

Summary of Terms and Conditions

of Exchange Notes

Capitalized terms used but not defined herein have the meanings set forth or referred to in the Exhibit D to which this Annex II is attached.

Issuer:	The Borrower (in its capacity as issuer, the “Issuer”).

Exchange Notes:	At any time on or after the Initial Bridge Loan Maturity Date, the (i) Five Year Extended Term Loans due to any Bridge Lender may, at the option of such Bridge Lender, be exchanged for an equal principal amount of five-year senior unsecured exchange notes of the Borrower (the “Five Year Exchange Notes”) and (ii) Eight Year Extended Term Loans due to any Bridge Lender may, at the option of such Bridge Lender, be exchanged for an equal principal amount of eight-year senior unsecured exchange notes of the Borrower (the “Eight Year Exchange Notes” and, together with the Five Year Exchange Notes, the “Exchange Notes”). The Borrower will issue the Exchange Notes under an indenture (the “Indenture”) that is capable of being qualified under the Trust Indenture Act of 1939, as amended. The Borrower will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The indenture will include provisions as are usual and customary for facilities and transactions of this type and consistent with the Bridge Documentation Principles.

Principal Amount:	The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the applicable Extended Term Loan for which it is exchanged, and any accrued interest then not due will be carried over. In the case of the initial exchange by Bridge Lenders, the minimum amount of Extended Term Loans to be exchanged for the applicable Exchange Notes shall not be less than $75.0 million (or such lesser amount equal to the remaining applicable Extended Term Loans).

Maturity:	The Five Year Exchange Notes will mature on the fifth anniversary of the Closing Date. The Eight Year Exchange Notes will mature on the eighth anniversary of the Closing Date.

Interest Rate:	REDACTED

Optional Redemption:	The Five Year Exchange Notes will be (a) non-callable for the first two years from the Closing Date, subject to (i) a 35% equity clawback on equity issued (or the receipt of equity

Exhibit D - 8

proceeds) after the effective date of the Approved Plan within the first two years from the Closing Date at par plus the coupon, plus accrued interest and (ii) redemption at a customary “make-whole” premium calculated using customary financial practices and a discount rate of equivalent-maturity treasury securities plus 50 basis points), plus accrued interest; and (b) thereafter, callable or prepayable at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the Five Year Exchange Notes, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero one year prior to the maturity of the Five Year Exchange Notes. The Eight Year Exchange Notes will be (a) non-callable for the first three years from the Closing Date, subject to (i) a 35% equity clawback on equity issued (or the receipt of equity proceeds) after the effective date of the Approved Plan within the first three years from the Closing Date at par plus the coupon, plus accrued interest and (ii) redemption at a customary “make-whole” premium calculated using customary financial practices and a discount rate of equivalent-maturity treasury securities plus 50 basis points, plus accrued interest; and (b) thereafter, callable or prepayable at par plus accrued interest plus a premium equal to 75% of the coupon in effect on the Eight Year Exchange Notes, which premium shall decline to 50% of the coupon on the fourth anniversary of the Closing Date, 25% of the coupon on the fifth anniversary of the Closing Date and then to zero on the sixth anniversary of the Closing Date. So long as no Demand Failure Event exists and is continuing, Exchange Notes held by the Lead Arranger or any of its affiliates other than asset management affiliates purchasing securities in the ordinary course of their business as part of a regular distribution of the securities and excluding Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market activities (“Repurchased Securities”), shall be subject to redemption at the option of the Borrower at any time and from time to time at par plus accrued and unpaid interest.

Mandatory Offer to Purchase:

The Issuer will be required to offer to repurchase the Exchange Notes upon the occurrence of a Change of Control, which offer shall be at 101% (or par, in the case of Exchange Notes held by the Lead Arranger or any of its affiliates other than asset management affiliates purchasing securities in the ordinary course of their business as part of a regular distribution of the securities and excluding Repurchased Securities so long as no Demand Failure Event exists) of the principal amount of such Exchange Notes in each case plus accrued and unpaid interest.

The Issuer will also be required to repurchase the Exchange Notes upon the occurrence of non-ordinary course asset sales or dispositions by the Borrower or any of its subsidiaries to the extent the proceeds therefrom are not reinvested or committed

Exhibit D - 9

to be reinvested within certain periods to be agreed, subject to customary exceptions and thresholds to be agreed and consistent with the Bridge Documentation Principles, which offer shall be at par plus accrued and unpaid interest.

Registration Rights:	The Issuer will use commercially reasonable efforts to file within 270 days after the date of the first issuance of the Exchange Notes (the “Issue Date”), and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer required to be made available in accordance with the next paragraph but in no event longer than 1 year from the effectiveness of the Shelf Registration Statement.

If within 365 days from the Issue Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not completed an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of 0.25% per annum on the principal amount of Exchange Notes and Extended Term Loans outstanding to holders thereof from and including the 365th day after the Issue Date (the “Default Registration Date”) to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages shall constitute the sole remedy of the holders for the Issuer’s failure to maintain an effective Shelf Registration Statement or effect a Registered Exchange Offer with respect to the Exchange Notes). Such liquidated damages shall increase by 0.25% per annum with respect to each subsequent 90-day period to a maximum aggregate increase in such annual interest rate of 1.00% per annum. The

Exhibit D - 10

Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties; provided that any such transfer shall be subject to customary restrictions while the Exchange Notes are unregistered.

Covenants and Events of Default:	Usual and customary for facilities and transactions of this type and consistent with the Bridge Documentation Principles and including covenant termination upon achievement of investment grade ratings.

Governing Law and Forum:	New York.

Exhibit D - 11

EXHIBIT E

Conditions Precedent

The availability of the Revolving Credit Facility, the Term Loan Credit Facility and the Bridge Facility shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit E is attached and in the RBLTerm Sheet, the Term Loan Term Sheet and the Bridge Term Sheet, as applicable.

1. Each party thereto shall have executed and delivered the RBL Facility Documentation, the Term Loan Credit Facility Documentation and, if applicable, the Bridge Facility Documentation on terms consistent with the Commitment Letter and the Fee Letters and otherwise reasonably satisfactory to both the Loan Parties and the Commitment Party, and the Commitment Party shall have received:

(a) customary borrowing notice(s), a guarantee agreement, customary closing certificates, customary evidence of authorization, customary officer’s and secretary certificates, good standing certificates and customary legal opinions; and

(b) a certificate from the chief financial officer of the Borrower in substantially the form of Annex I hereto certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2. On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries shall have any indebtedness for borrowed money other than (a) debt under the Revolving Credit Facility, the Term Loan Credit Facility, the Bridge Facility and the Senior Notes and (b) indebtedness permitted to be incurred or outstanding under the Facilities.

3. The terms of the Approved Plan (including all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto) shall be reasonably satisfactory to the RBL Lead Arranger and the Term Loan Lead Arranger (collectively the “Lead Arranger”) (it being understood that the Plan of Reorganization attached as Exhibit A hereto is satisfactory to the Lead Arranger) and a final non-appealable order of the Bankruptcy Court in form and substance reasonably satisfactory to the Lead Arranger, shall have been entered approving the Approved Plan and shall have become a final order of the Bankruptcy Court, which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that could be expected to adversely affect the interests of the Lead Arranger or the Lenders (the “Confirmation Order”). The Confirmation Order shall authorize the Loan Parties and their subsidiaries to execute, deliver and perform all of their obligations under all documents contemplated hereunder and thereunder; all conditions precedent to the effectiveness of the Approved Plan, including without limitation the Rights Offering in accordance with the Backstop Commitment Agreement and the Rights Offering Procedures attached thereto and receipt of the Borrower and/or its affiliates of the Rights Offering Amount (as each term is defined in the Approved Plan), shall have been satisfied and the Approved Plan and all transactions contemplated therein or in the Confirmation Order to occur on the effective date of the Approved Plan shall have been (or concurrently with the Closing Date, shall be) substantially consummated in accordance with the terms thereof and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

4. A final non-appealable order of the Bankruptcy Court in form and substance reasonably satisfactory to the Lead Arranger, shall have been entered approving the Disclosure Statement for the Approved Plan (as amended, supplemented or otherwise modified with the prior consent of the Commitment Parties) and shall have become a final order of the Bankruptcy Court, which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that could be expected to adversely affect the interests of the Lead Arranger or the Lenders.

E-1

5. A final non-appealable order of the Bankruptcy Court in form and substance reasonably satisfactory to the Lead Arranger, shall have been entered approving the Commitment Letter and the Fee Letters and shall have become a final order of the Bankruptcy Court, which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner.

6. The Lead Arranger shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date, (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries, for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days before the Closing Date (in each case, together with the corresponding comparative period from the prior fiscal year), and (c) the most recently prepared reserve reports for the proved oil and gas properties of the Borrower and its subsidiaries (which reports shall be prepared according to SEC guidelines but, notwithstanding such guidelines, shall include proved undeveloped reserves by one or more reputable third party engineers).

7. All reasonable and documented fees and expenses due on the Closing Date to the RBL Administrative Agent, the Bridge Facility Administrative Agent, the Commitment Party, the RBL Lenders and the Bridge Lenders shall have been paid or shall have been authorized to be deducted from the proceeds of the fundings under the Credit Facilities, to the extent invoiced at least two business days prior to the Closing Date (or such later date as the Borrower may reasonably agree).

8. The RBL Administrative Agent and the Term Loan Administrative Agent shall have received customary UCC, tax and judgment lien searches for the Loan Parties reflecting the absence of other liens and security interests other than those being released on or prior to the Closing Date or which are otherwise permitted under the RBL Facility Documentation, the Term Loan Credit Facility Documentation or the Bridge Facility Documentation, as applicable.

9. The Borrower shall be in compliance with the financial covenants contained in the RBL Facility Documentation on a pro forma basis after giving effect to the consummation of the Transactions on the Closing Date.

10. After giving effect to the Transactions and any borrowings as of the Closing Date, the Borrower shall have liquidity (in the form of cash plus undrawn Borrowing Base availability under the Revolving Credit Facility) of not less than $300.0 million.

11. All governmental and third party approvals necessary in connection with the consummation of the Approved Plan and the other Transactions contemplated hereby, and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect.

12. The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to materially and adversely affect the consummation of the Approved Plan, or that could have a material adverse effect on the consummation of the Approved Plan.

13. As a condition to the availability of the Bridge Facility, (a) the Investment Bank (as defined in the Fee Letter referred to in the Commitment Letter) shall have received, prior to the Marketing Period Commencement Date (as defined below), (1) a completed customary preliminary offering memorandum suitable for use in a customary offering of high yield debt securities pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), including audited and unaudited financial statements of the Borrower, as applicable, pro forma financial statements, business and other financial data and all other information of the type and form customarily included in offering memoranda for offerings of high yield debt securities pursuant to Rule 144A, prepared in accordance with Regulation S-X and Regulation S-K under the Securities Act for the offering of the Senior Notes (including summary reserve data prepared according to SEC guidelines including Rule 4-10 of Regulation S-X and Item 302(b) of Regulation S-K) subject to exceptions customary for a Rule 144A offering involving high-yield debt securities and excluding, for the avoidance of doubt, information relating to executive compensation and information required by Rule 3-10 of Regulation S-X and other information customarily provided by initial purchasers and their counsel, and (2) drafts of customary comfort letters (including customary “negative assurances”) by the auditors and independent reserve engineers of the Borrower that such auditors and independent reserve engineers are prepared to issue upon completion of customary procedures in connection with the offering of the Senior Notes and (b) such Investment Bank shall have been afforded a period of at least 15 consecutive business days (the “Minimum Marketing Period”) following receipt of the information described in clause (a) if requested by the Investment Bank, to seek to place the Senior Notes with qualified purchasers thereof which period shall exclude certain market holiday related “blackout” periods as reasonably determined by the Lead Arranger (the first day of such period, the “Marketing Period Commencement Date”).

14. The RBL Administrative Agent, the Term Loan Administrative Agent and the Bridge Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested in writing at least eight business days prior to the Closing Date by any Lender.